UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934 (Amendment No.     )

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Webster Financial Corporation

(Exact Name of Registrant as Specified In Its Charter)

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March 22, 2019

To the Shareholders of

Webster Financial Corporation:

You are cordially invited to attend the Webster Financial Corporation Annual Meeting of Shareholders to be held on Thursday, April 25, 2019 at 4:00 p.m., Eastern Time, at the New Britain Museum of American Art, 56 Lexington Street, New Britain, CT 06052.

At the Annual Meeting, you will be asked: (i) to elect ten directors to serve for one-year terms; (ii) to approve, on a non-binding, advisory basis, the compensation of the named executive officers of Webster; (iii) to ratify the appointment of KPMG LLP as the independent registered public accounting firm of Webster for the year ending December 31, 2019; (iv) to approve a proposal to amend and restate the Webster Financial Corporation Employee Stock Purchase Plan; and (v) to transact any other business that properly comes before the Annual Meeting or any adjournments of the meeting.

We encourage you to read the accompanying Proxy Statement, which provides information regarding Webster and the matters to be voted on at the Annual Meeting. Also enclosed is our 2018 Annual Report.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you may vote your common shares via a toll-free telephone number or on the Internet or you may complete, date, sign and return the enclosed proxy card in the enclosed postage-paid envelope. If you attend the meeting and prefer to vote in person, you may do so.

Sincerely,

James C. Smith
Chairman

WEBSTER FINANCIAL CORPORATION

Webster Plaza

145 Bank Street

Waterbury, Connecticut 06702

800-325-2424

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON

APRIL 25, 2019

To the Shareholders of

Webster Financial Corporation:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the “Annual Meeting”) of Webster Financial Corporation (“Webster”) will be held on Thursday, April 25, 2019 at 4:00 p.m., Eastern Time, at the New Britain Museum of American Art, 56 Lexington Street, New Britain, CT 06052, for the following purposes:

1.	Election of Directors - To elect ten directors to serve for one-year terms (Proposal 1);

2.	Say on Pay - To approve, on a non-binding, advisory basis, the compensation of the named executive officers of Webster (Proposal 2);

3.

Ratification of Appointment of Independent Registered Public Accounting Firm - To ratify the appointment by the Board of Directors of KPMG LLP as the independent registered public accounting firm of Webster for the year ending December 31, 2019 (Proposal 3);

4.	Amendment and Restatement of Employee Stock Purchase Plan - To approve a proposal to amend and restate the Webster Financial Corporation Employee Stock Purchase Plan (Proposal 4); and

5.

Other Business - To transact any other business that properly comes before the Annual Meeting or any adjournments thereof, in accordance with the determination of a majority of Webster’s Board of Directors.

The Board of Directors has fixed the close of business on February 28, 2019 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

By order of the Board of Directors,

James C. Smith
Chairman

Waterbury, Connecticut

March 22, 2019

IT IS IMPORTANT THAT YOU VOTE PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR COMMON SHARES VIA THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD, THE INTERNET OR BY MAIL.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on April 25, 2019: This Proxy Statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and our 2018 Annual Report, are available free of charge on the Investor Relations section of our website (www.wbst.com).

WEBSTER FINANCIAL CORPORATION

Webster Plaza

145 Bank Street

Waterbury, Connecticut 06702

800-325-2424

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 25, 2019

Solicitation, Voting and Revocability of Proxies

This Proxy Statement (the “Proxy Statement”) is being furnished to the shareholders of Webster Financial Corporation, a Delaware corporation (“Webster” or the “Company” or the “Corporation”), as part of the solicitation of proxies by its Board of Directors from holders of its outstanding shares of Common Stock, par value $.01 per share (the “Common Stock”), for use at the Annual Meeting of Shareholders of Webster to be held on Thursday, April 25, 2019 at 4:00 p.m., Eastern Time, at the New Britain Museum of American Art, 56 Lexington Street, New Britain, CT 06052 (the “Annual Meeting”) and at any adjournments thereof. The Proxy Statement, together with the enclosed proxy card, is being mailed to shareholders of Webster on or about March 22, 2019.

The Annual Meeting has been called for the following purposes:

1.   To elect ten directors to serve for one-year terms (Proposal 1);

2.   To approve, on a non-binding, advisory basis, the compensation of the named executive officers of Webster (Proposal 2);

3.   To ratify the appointment by the Board of Directors of the firm of KPMG LLP as the independent registered public accounting firm of Webster for the year ending December 31, 2019 (Proposal 3);

4.   To approve a proposal to amend and restate the Webster Financial Corporation Employee Stock Purchase Plan (Proposal 4); and

5.   To transact any other business that properly comes before the Annual Meeting or any adjournments thereof.

If you vote using the enclosed proxy card, your shares will be voted in accordance with the instructions indicated. Executed but unmarked proxies will be voted:

1.   FOR the election of the Board’s nominees as directors;

2.   FOR the approval, on a non-binding, advisory basis, of the compensation of the named executive officers of Webster;

3.   FOR the ratification of the appointment of Webster’s independent registered public accounting firm;

4.   FOR the approval of the amendment and restatement of the Employee Stock Purchase Plan.

Except for procedural matters incident to the conduct of the Annual Meeting, the Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy on such matters as determined by a majority of the Board of Directors. The proxies confer discretionary authority to vote on any matter of which Webster did not have notice at least 30 days prior to the date of the Annual Meeting.

The presence of a shareholder at the Annual Meeting will not automatically revoke that shareholder’s proxy. A shareholder may, however, revoke a proxy at any time before it is voted: (i) by delivering either a written notice of revocation of the proxy or a duly executed proxy bearing a later date to John H. Beers, Assistant Secretary, Webster Financial Corporation, 145 Bank Street, Waterbury, Connecticut 06702; (ii) by re-voting by telephone or on the Internet; or (iii) by attending the Annual Meeting and voting in person. The cost of soliciting proxies for the Annual Meeting will be borne by Webster. In addition to use of the mails, proxies may be solicited personally or by telephone or telecopy by directors, officers and employees, who will not be specially compensated for such activities. Webster also will request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from those beneficial owners and will reimburse those holders for their reasonable expenses incurred in that connection. Webster also has retained Morrow Sodali LLC, a proxy soliciting firm, to assist in the solicitation of proxies at a fee of $7,500 plus reimbursement of certain out-of-pocket expenses.

Who Can Vote - The securities which can be voted at the Annual Meeting consist of shares of Common Stock of Webster with each share entitling its owner to one vote on all matters properly presented at the Annual Meeting. There is no cumulative voting of shares. The Board of Directors has fixed the close of business on February 28, 2019 as the record date for the determination of shareholders of Webster entitled to notice of and to vote at the Annual Meeting. On the record date, there were 5,358 holders of record of the 92,265,232 shares of Common Stock then outstanding and eligible to be voted at the Annual Meeting.

Voting - If your Common Stock is held by a broker, bank or other nominee (i.e., in “street name”), you should receive instructions from that person or entity that you must follow in order to have your shares of Common Stock voted. If you hold your Common Stock in your own name and not through a broker or another nominee, you may vote your shares of Common Stock:

•	by using the toll-free telephone number listed on the proxy card,

•	by using the Internet website listed on the proxy card,

•	by signing, dating and mailing the proxy card in the enclosed postage-paid envelope, or

•	by attending the Annual Meeting and voting in person.

Whichever of these methods you select to transmit your instructions, the proxy holders will vote your Common Stock in accordance with your instructions. If you give a proxy without specific voting instructions, your proxy will be voted by the proxy holders as recommended by the Board of Directors.

Vote by Telephone - If you hold your Common Stock in your own name and not through your broker or another nominee, you can vote your shares of Common Stock by telephone by dialing the toll-free telephone number printed on your proxy card. Telephone voting is available 24 hours a day until 11:59 p.m., Eastern Time, on April 24, 2019. Easy-to-follow voice prompts allow you to vote your shares of Common Stock and confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.

Vote by Internet - If you hold your Common Stock in your own name and not through your broker or another nominee, you can vote via the Internet. The website for Internet voting is printed on your proxy card. Internet voting is available 24 hours a day until 11:59 p.m., Eastern Time, on April 24, 2019. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card.

Vote by Mail - You can vote by mail by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

Quorum and Vote Requirements - The presence, in person or by proxy, of at least one-third of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Assuming the presence of a quorum at the Annual Meeting, directors will be elected by a majority of the votes cast by shares present in person or represented by proxy and entitled to vote. The affirmative vote of the majority of the votes cast is required to approve the non-binding, advisory vote on the compensation of the named executive officers of Webster, to ratify the appointment of Webster’s independent registered public accounting firm, and to approve the amendment and restatement of the Webster Financial Corporation Employee Stock Purchase Plan. Shareholders’ votes will be tabulated by the persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting.

Broker Non-Votes and Abstentions - Under New York Stock Exchange Rule 452, which governs NYSE brokerage members, brokerage firms may not vote on non-routine matters in their discretion on behalf of their clients if such clients have not furnished voting instructions. A “broker non-vote” occurs when a broker’s customer does not provide the broker with voting instructions on non-routine matters for shares owned by the customer but held in the name of the broker. Proposal 3 concerns a routine matter and thus brokerage firms may vote, in person or by proxy, on such proposal on behalf of their clients without voting instructions. Because none of the other matters to be voted upon at the Annual Meeting are considered routine matters under Rule 452, there potentially can be broker non-votes at the Annual Meeting. Both abstentions and broker non-votes will be treated as shares present for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions and broker non-votes will not be counted for purposes of determining the number of votes cast on Proposals 1, 2 or 4 and, therefore, will have no effect on the outcome of the votes for those proposals. Abstentions will not be counted for purposes of determining the number of votes cast on Proposal 3 and, therefore, will have no effect on the outcome of the vote for that proposal.

Electronic Delivery of Proxy Materials - As a shareholder, you have the option of electing to receive future proxy materials (including annual reports) online over the Internet. This online service provides savings to Webster by eliminating printing, mailing, processing and postage costs associated with hard copy distribution. You may enroll for this service on the Internet after you vote your shares in accordance with the instructions for Internet voting set forth on the enclosed proxy card. You may also enroll for electronic delivery of future Webster proxy materials at any time on the Company’s website at www.wbst.com. Under “Electronic Enrollment,” select the “Click Here To Enroll” link. Then select the box indicating your appropriate form of share ownership, and follow the instructions for electronic delivery enrollment. In the future, you will receive an email message, at the address you provided while enrolling, informing you that the Webster proxy materials are available to be viewed online on the Internet. Follow the instructions to view the materials and vote your shares. Your enrollment in electronic delivery of Webster proxy materials will remain in effect until revoked by you.

Annual Report on Form 10-K - Webster is required to file an annual report on Form 10-K for its 2018 fiscal year with the Securities and Exchange Commission (“SEC”). Shareholders may obtain, free of charge, a copy of the Form 10-K by writing to John H. Beers, Assistant Secretary, Webster Financial Corporation, 145 Bank Street, Waterbury, Connecticut 06702. Our annual report on Form 10-K is available on the Company’s website, www.wbst.com.

ELECTION OF DIRECTORS

(Proposal 1)

At the Annual Meeting, ten directors will be elected to serve for one-year terms. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the persons named below as nominees. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. If, however, any person nominated by the Board fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend. Assuming the presence of a quorum at the Annual Meeting, directors will be elected by a majority of the votes cast by shares present in person or represented by proxy and entitled to vote at the Annual Meeting. There are no cumulative voting rights in the election of directors.

As required by Webster’s Bylaws, directors must be elected by a majority of the votes cast with respect to such director in uncontested elections (number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. In addition, under Webster’s Bylaws, incumbent directors nominated for reelection are required, as a condition to such nomination, to submit a conditional letter of resignation. In the event an incumbent nominee for director fails to receive a majority of the votes cast at an annual meeting, the Nominating and Corporate Governance Committee will consider the resignation and make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who failed to receive a majority of the votes cast will not participate in the Board’s decision.

Information as to Nominees

The following table sets forth the names of the Board of Directors’ nominees for election as directors, all of whom are current directors of Webster. Also set forth in the table is certain other information with respect to each such person’s age at December 31, 2018, the periods during which such person has served as a director of Webster and positions currently held with Webster and its wholly owned subsidiary, Webster Bank, National Association (“Webster Bank”).

Mr. Becker will be retiring from the Board effective with the 2019 Annual Meeting. He has served on the Board since 1986. The Board of Directors greatly appreciates Mr. Becker’s deep commitment and many contributions to the Board and to Webster’s growth and progress.

Following the table are biographies of each of the nominees which contain information regarding each such person’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board of Directors to determine that such person should serve as a director as of the time of filing of this Proxy Statement. Each director brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance, board service, executive management, business, finance, technology and marketing. The process undertaken by the

Nominating and Corporate Governance Committee in recommending qualified candidates is described beginning on page 13 under “Corporate Governance - Director Qualifications and Nominations.”

Director Nominees:	Age at 12/31/2018	Director Since	Expiration of Term	Positions Held with Webster and Webster Bank	Committee Membership
William L. Atwell	68	2014	2019	Director	Compensation; Nominating & Corporate Governance
John R. Ciulla	53	2018	2019	Director	Executive
John J. Crawford	74	1996	2019	Lead Director	Audit; Executive; Nominating & Corporate Governance (Chair)
Elizabeth E. Flynn	58	2014	2019	Director	Compensation; Risk
E. Carol Hayles	58	2018	2019	Director	Audit; Risk
Laurence C. Morse	67	2004	2019	Director	Compensation (Chair); Executive; Nominating & Corporate Governance
Karen R. Osar	69	2006	2019	Director	Audit (Chair); Executive; Risk
Mark Pettie	62	2009	2019	Director	Audit; Executive; Risk (Chair)
James C. Smith	69	1986	2019	Chairman	Executive (Chair)
Lauren C. States	62	2016	2019	Director	Audit; Risk

William L. Atwell is managing director of Atwell Partners, LLC, a Darien, Connecticut based company which provides consulting services and market insights to the financial services industry. Mr. Atwell was President of CIGNA International at CIGNA Corporation from 2008 to 2012. Earlier in his career, Mr. Atwell held various senior positions with The Charles Schwab Corporation, including President, Individual Investor Enterprise and Schwab Bank. Mr. Atwell began his career at Citibank where he held various senior executive roles. He is Chairman of the Board of Blucora, Inc. (NASDAQ:BCOR), a provider of technology-enabled financial solutions headquartered in Irving, Texas. Mr. Atwell serves as an independent trustee of AQR Mutual Funds (AQR Capital Management LLC) and is a member of its audit and nominating and corporate governance committees. Mr. Atwell served as a trustee from 2006-2018 and is the former Chairman (2012-2015) of the Fairfield University board of trustees. Mr. Atwell is a member of the Compensation Committee and the Nominating and Corporate Governance Committee.

Mr. Atwell’s role as a former President of CIGNA International and 35 years of executive experience in the retail financial services industry, including banking, brokerage and insurance, provides insight regarding Webster’s opportunities and challenges.

John R. Ciulla is President and Chief Executive Officer and a director of Webster and Webster Bank. He was appointed as Chief Executive Officer and a director of Webster in January 2018. Mr. Ciulla joined Webster in 2004 and has served in a variety of management positions at the Company, including Chief Credit Risk Officer and Senior Vice President, Commercial Banking, where he was responsible for several business units. He was promoted from Executive Vice President and Head of Middle Market Banking to lead Commercial Banking in January 2014, and to President in October 2015. Prior to joining Webster, he was managing director of The Bank of New York, where he worked from 1997 to 2004. Mr. Ciulla serves on the Federal Reserve Systems Federal Advisory Council as a representative of the Federal Reserve Bank of Boston. He also serves on the board of the Connecticut Business and Industry Association (CBIA) and was a former chairman and is also a member of the board of the Business Council of Fairfield County. Mr. Ciulla is a member of the Executive Committee.

Mr. Ciulla’s position and experience as President and Chief Executive Officer of Webster, and his day to day leadership of the Company, provide him with thorough knowledge of Webster’s opportunities, challenges and operations.

John J. Crawford is President of Strategem, LLC, a New Haven, Connecticut based company which provides consulting services to the business and not-for-profit community on business and financial strategies. Mr. Crawford served as President, Chief Executive Officer and a director of Aristotle Corporation, a New Haven, Connecticut based education training company from October 1992 through December 2002. Mr. Crawford continued to serve on the Board of Directors of Aristotle Corporation until August 31, 2005. From 1994 until December 2000, he served as President and Chief Executive Officer of the South Central Connecticut Regional Water Authority, New Haven, Connecticut. Mr. Crawford is Lead Director, Chair of the Nominating and Corporate Governance Committee and a member of the Audit and Executive Committees.

Mr. Crawford’s extensive executive and corporate governance experience as a former Chief Executive Officer of three companies, including a financial institution, and his over 20 years of service on Webster’s Board, including sixteen years as the Lead Director, provides him with a seasoned view of Webster’s operations and challenges.

Elizabeth E. Flynn was Vice Chairman of Marsh, LLC in New York, New York, a global leader in insurance broking and risk management until her retirement on December 31, 2015. Ms. Flynn was President of Marsh’s Insurance Services Group from September 2012 to May 2013, and CEO and President of Marsh U.S. Consumer from October 2011 to September 2012. From June 2010 to October 2011, she served as Global Chief Operating Officer at Guy Carpenter & Company, LLC. Earlier in her career, Ms. Flynn was Senior Vice President, Restructuring Office/Divestitures, at American International Group, and worked more than 20 years at JP Morgan Chase & Company in various senior executive roles. She is a director of StanCorp Financial Group, Inc. (NYSE: SFG), a publicly held insurance and financial services company headquartered in Portland, Oregon, and its subsidiary, Standard Insurance Company of New York. Ms. Flynn is a member of the Compensation Committee and the Risk Committee.

Ms. Flynn’s former role as Vice Chairman of Marsh, LLC and extensive operational and transformational leadership in numerous financial services organizations, including retail banking units while at JP Morgan Chase, brings meaningful and relevant experience to Webster.

E. Carol Hayles was Executive Vice President and Chief Financial Officer of CIT Group Inc. (NYSE:CIT), a financial services company headquartered in Livingston, New Jersey from November 2015 to May 2017, during which time she was responsible for overseeing all financial operations. She served as Controller and Principal Accounting Officer of CIT Group Inc. from July 2010 to November 2015 where she was responsible for managing the financial accounting and reporting functions, including SEC and regulatory reporting. Prior to CIT, Ms. Hayles spent 24 years in various finance roles at Citigroup, Inc., most recently as Deputy Controller, and began her career at PricewaterhouseCoopers LLP. Ms. Hayles currently serves on the board of Blucora, Inc. (NASDAQ:BCOR), a provider of technology-enabled financial solutions headquartered in Irving, Texas. She is a member of the Audit Committee and the Risk Committee.

Ms. Hayles’ experience as former Executive Vice President and Chief Financial Officer of a public company in the financial services industry and her strong background in finance provides the Board with strong executive and financial experience.

Laurence C. Morse is the Managing Partner of Fairview Capital Partners, Inc., a West Hartford, Connecticut based investment management firm established in 1994 that oversees venture capital funds, some of which invest capital in venture capital partnerships and similar investment vehicles that provide capital primarily to minority-controlled companies. Mr. Morse is a director of the Institute of International Education, a member of the Board of Trustees of Harris Associates Investment Trust (which oversees the Oakmark Family of Mutual Funds), a member of the Board of Trustees of Howard University, and is a former director of Princeton University Investment Company and a former director and chairman of the National Association of Investment Companies, a private, not-for-profit trade association that represents 52 private equity and specialty finance investment firms. Mr. Morse is chair of the Compensation Committee and a member of the Nominating and Corporate Governance Committee and the Executive Committee.

Mr. Morse’s entire career has been spent in the investment management field, including as the co- founder and Managing Partner of an investment management firm, which provides the Board with extensive knowledge of the capital markets and accounting issues. His experience has made him adept at performing rigorous risk assessments of managers and management teams, and assessing new technologies, products and services, business strategies, markets and industries.

Karen R. Osar was Executive Vice President and Chief Financial Officer of Chemtura Corporation (NYSE:CHMT), a specialty chemicals company headquartered in Middlebury, Connecticut from 2004 until her retirement in March 2007. From 1999 to April 2003, Ms. Osar served as Senior Vice President and Chief Financial Officer of Westvaco Corporation and Mead Westvaco Corporation. She is a director and audit committee member of Innophos Holdings, Inc. (NASDAQ:IPHS), a publicly held specialty chemicals company headquartered in Cranbury, New Jersey, a director and audit committee member of Sappi Limited (JSE:SAP), a publicly held company and one of the largest global producers of coated paper and chemical cellulose, headquartered in Johannesburg, South Africa, and from 1999 through 2006 she served as a director and audit and finance committee chair of Allergan, Inc., a publicly held multi-specialty health care company focused on developing and commercializing pharmaceuticals. Ms. Osar is Chair of the Audit Committee and a member of the Risk Committee and the Executive Committee.

Ms. Osar’s experience as the former Chief Financial Officer of a public company, her previous corporate finance experience at JPMorgan Chase & Company, and her service as Chair of the Audit Committee for Webster and as the former chair of the audit committee of another public company, provides the Board with strong corporate finance and accounting experience. Her board committee service also provides corporate governance and executive compensation expertise.

Mark Pettie is President of Blackthorne Associates, LLC, a Woodcliff Lake, New Jersey based company which provides consulting services to firms investing in a wide range of consumer oriented businesses. Mr. Pettie served as Chairman and Chief Executive Officer of Prestige Brands Holdings, Inc. (NYSE:PBH), a publicly held company headquartered in Irvington, New York which develops, sells, distributes and markets over-the-counter drugs, household cleaning products and personal care items, from January 2007 until September 2009. He was President of the Dairy Foods Group with ConAgra from 2005 to 2006. From 1981 to 2004, Mr. Pettie held various positions of increasing responsibility in general management, marketing and finance at Kraft Foods and was named Executive Vice President and General Manager of Kraft Food’s Coffee Division in 2002. He is Chair of the Risk Committee and a member of the Audit Committee and the Executive Committee.

Mr. Pettie’s former experience as Chief Executive Officer of a public company brings strong executive experience to the Board, along with his expertise in finance and marketing. He also has extensive business and corporate governance experience as a director for both public and private companies.

Lauren C. States is an Executive-in-Residence at Northeastern University’s D’Amore-McKim School of Business. Ms. States retired in 2014 from the IBM Corporation (NYSE:IBM), a publicly held company headquartered in Armonk, New York, after a career of more than thirty-six years. Prior to her retirement, she served as Vice President, Strategy and Transformation for IBM’s Software Group and was a member of the Growth and Transformation senior leadership team. From 2008 to 2013, she was a leader in the company’s transformation to cloud computing and served as Chief Technology Officer in the corporate strategy function. Over her career, she has served in a broad variety of roles including technology, strategy, transformation, and sales and talent development. She is a director of Clean Harbors, Inc. (NYSE:CLH), a publicly held company headquartered in Norwell, Massachusetts, and is a member of the board of Code Nation. She also serves as a Trustee for International House, New York. Ms. States is a member of the Audit Committee and the Risk Committee.

Ms. States’ experience as former Chief Technology Officer of a public company, and her broad background in technology, strategy and transformation, provides the Board with strong executive and technology experience. She has a CERT Certificate in Cybersecurity Oversight, issued by the NACD and Carnegie Mellon University.

James C. Smith is Chairman of Webster and Webster Bank and an advisor to the Company. Mr. Smith joined Webster Bank in 1975 and was appointed CEO of the bank and the holding company in 1987 and Chairman in 1995, and served in those positions until his retirement in 2017. He was elected President, Chief Operating Officer and a Director of Webster Bank in 1982 and of the holding company at its inception in 1986. He served as President of Webster and Webster Bank until 2000, and again from 2008 until 2011. Mr. Smith serves as Vice Chairman of the Midsize Banks Coalition of America. He is a past member of the board of directors of the American Bankers Association and served several years as co-chairman of the ABA’s American Bankers Council for midsize banks. He is a past member of the board of directors of the Financial Services Roundtable. Mr. Smith served as a member of the Federal Advisory Council, which advises the deliberations of the Federal Reserve Board of Governors, and served on the board of directors of the Federal Reserve Bank of Boston. He served on the board of directors of the Federal Home Loan Bank of Boston. He served on the executive committee of the Connecticut Bankers Association. Mr. Smith co-chairs the Connecticut Economic Resource Center, and previously served as co-chair of the Connecticut Governor’s Commission on Fiscal Stability and Economic Growth. He is also actively engaged in community service and supports numerous civic organizations including serving as General Chairman of the Hartford Bishops’ Foundation, serving on the Trinity Health of New England Strategic Planning Committee, and previously served as a member of Saint Mary’s Health System board in Waterbury, Connecticut. Mr. Smith is Chair of the Executive Committee.

Mr. Smith’s extensive experience as Chief Executive Officer of Webster through 2017 provides invaluable knowledge of Webster’s operations, challenges and opportunities.

The Board of Directors recommends that shareholders vote FOR the election of all of its director nominees.

CORPORATE GOVERNANCE

General

The business and affairs of Webster are managed under the direction of the Board of Directors (the “Board”). Members of the Board are kept informed of Webster’s business through discussions with the Chairman of the Board, the Chief Executive Officer and Webster’s other executive officers, by reviewing materials provided to them and by participating in meetings and strategic planning sessions of the Board and its committees. The Board is also kept apprised by the Chairman of the Board, the Chief Executive Officer and management of continuing educational programs on corporate governance and fiduciary duties and responsibilities. In addition, new directors of Webster participate in an orientation program, which is designed to familiarize them with Webster’s business and operations and with their duties as directors under applicable laws and regulations. Each member of the Board also serves as a director of Webster Bank.

Webster believes in the importance of sound and effective corporate governance. Over the years, Webster has forged an explicit link between its corporate culture and corporate governance by identifying its core values, communicating them and living them every day. With uncompromising commitment to its core principles, Webster continues to add value for its customers, shareholders, employees and the communities it serves. The Board has adopted corporate governance practices and policies which the Board and senior management believe promote this philosophy. Certain of such practices and policies are listed in the chart below and certain of those listed are discussed in greater detail elsewhere in this Proxy Statement.

Board and Governance Information	2018
Size of Board	11
Number of Independent Directors	9
Annual Election of All Directors	Yes
Majority Voting for Directors	Yes
Lead Independent Director	Yes
Independent Directors Meet Without Management Present	Yes
Annual Equity Grant to Non-Employee Directors	Yes
Board Orientation / Education Program	Yes
Code of Business Conduct & Ethics for Directors	Yes
Stock Ownership Guidelines for Directors	Yes
No Poison Pill	Yes
Policy Prohibiting Hedging / Pledging of Company Stock	Yes
Annual Board & Committee Evaluations	Yes

Webster’s Commitment to Environmental, Social and Governance Issues

It’s in our DNA

Sustainability and commitment to community have been intrinsic to Webster since its founding. What is now known as Webster Bank was founded in 1935, during the Great Depression, by Waterbury, Connecticut native Harold Webster Smith. Mr. Smith started the bank with $25,000 borrowed from friends and family to help people buy and build homes.

Through the years that followed, Webster grew, reaching $1 million in assets by 1938. We were the first bank to offer GI and FHA loans in Connecticut and today we are a leading SBA lender to small businesses, women, and minority businesses. The Corporation’s dedication to the communities it serves remained strong after it went public in 1986. We continued to grow over the ensuing decades, broadening our geographic footprint to include Massachusetts, Rhode Island, and New York, remaining headquartered in Waterbury. Today, we have more than $27 billion in assets.

The Webster Way – Values-Guided, Community-Minded

Webster remains a values-guided, community-minded bank focused on helping its customers achieve their unique goals. Putting people first, Webster bankers take the time to understand what matters most to our customers, responding with personalized solutions, and acting with responsibility, respect, ethical behavior, citizenship, and teamwork.

Every Webster banker is guided by The Webster Way. It is our unshakeable core, the common bond we share as a values-guided, community-minded organization, and the principles we believe in and stand for every day. They bring us together, set us apart, and guide us in every action we take to live up to our customers:

•	We take personal responsibility for meeting our customers’ needs.

•	We respect the dignity of every individual.

•	We earn trust through ethical behavior.

•	We give of ourselves in the communities we serve.

•	We work together to achieve outstanding results.

The Webster Way also captures the essence of Webster’s commitment to its constituents – its customers, the communities where it does business, its employees, and its shareholders. As a matter of policy and longstanding practice, Webster engages in environmentally responsible practices at its facilities and enters into commercial loans with renewable energy and energy-efficient components; works ceaselessly to improve life in the communities it serves; provides an inclusive environment where bankers can continually grow professionally; and follows transparent governance practices to safeguard Webster for all of its constituencies.

Commitment to Excellence

Webster has been recognized for its commitment to excellence. In 2018, we were named one of the Top 25 “most reputable banks” in the country, according to the 2018 Survey of Bank Reputations conducted by the independent organization Reputation Institute. The annual survey measures U.S. consumers’ perceptions of major bank brands. In addition, Webster won multiple categories in the 2018 Bank Director “Ranking Banking” survey, including Best Board, Northeast, U.S. In 2018, Webster received an “Outstanding” rating for its Community Reinvestment Act (CRA) performance, and was the Top Small Business Administration (SBA) lender in New England (by volume).

Webster’s Commitment to ESG

Webster’s 2018 “Environmental, Social and Governance Report” summarizes many of the ways Webster strives to be a good corporate citizen by conducting business in an environmentally responsible manner, being a caring neighbor and employer, and being as transparent as possible in its governance. Our ESG Report may be found on our website at www.wbst.com.

Board Leadership

Beginning in 2018, Webster has separated the roles of Chairman of the Board and principal executive officer. Mr. Smith was appointed non-executive Chairman following his retirement on December 31, 2017, and Mr. Ciulla was appointed Chief Executive Officer. In addition, there is a lead independent director who is appointed in accordance with Webster’s Corporate Governance Policy, which provides that the Board shall appoint an independent director to serve as the Lead Director of the Board for a one-year term, or until a successor is appointed. The lead independent director presides over the executive sessions of independent directors and assists and advises the Chairman of the Board. During fiscal year 2018, Mr. Crawford served as the lead independent director.

Director Independence

Pursuant to the New York Stock Exchange (“NYSE”) listing standards, Webster is required to have a majority of “independent directors” on its Board. In addition, the Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee must be composed solely of independent directors. The NYSE listing standards define specific relationships that would disqualify a director from being independent and further require that for a director to qualify as “independent,” the board of directors must affirmatively determine that the director has no material relationship with the Company.

The Board, with the assistance of the Nominating and Corporate Governance Committee, conducted an evaluation of director independence, based primarily on a review of the responses of the directors and executive officers to questions regarding employment and compensation history, affiliations and family and other commercial, industrial, banking consulting, legal, accounting, charitable and legal relationships with Webster, including those relationships described under “Compensation Committee Interlocks and Insider Participation” on page 41 of this Proxy Statement, and on discussions with the Board. As a result of this evaluation, the Board affirmatively determined that each of Messrs. Atwell, Becker, Crawford, Morse, Pettie, and Mses. Flynn, Hayles, Osar and States is an “independent director” for purposes of Section 303A of the Listed Company Manual of the NYSE and applicable SEC rules and regulations. In connection with this evaluation, the Board considered that Webster provides lending and other financial services to directors, their immediate family members, and their affiliated organizations in the ordinary course of business and without preferential terms or rates.

Mr. Ciulla is not considered independent because he is an executive officer of Webster and Webster Bank. Mr. Smith is not considered independent because he has been an executive officer of Webster within the past three years.

Executive Sessions of Independent Directors

In keeping with Webster’s Corporate Governance Policy, in 2018 the Board held 3 meetings that were limited to independent directors. The lead independent director presides over the executive sessions of independent directors.

Risk Oversight

The Board administers its risk oversight function primarily through the Risk Committee, which is described in more detail below. The Risk Committee meets frequently throughout the year and reports its findings to the full Board on an ongoing basis. In addition, the Compensation Committee and the Risk Committee review and assess risks as related to Webster’s compensation programs. Webster also has a Chief Risk Officer, Daniel H. Bley, who reports in that capacity to the Risk Committee, as well as two senior risk officers who report to the Chief Risk Officer.

Board and Committee Meetings

During 2018, Webster held 9 meetings of its Board. Each incumbent director attended at least 75 percent of the aggregate of (i) the total number of meetings held by the Board during the period that the individual served and (ii) the total number of meetings held by all committees of the Board on which the individual served during the period that the individual served.

Committees of the Board; Code of Business Conduct and Ethics and Corporate Governance Guidelines

The Board has established five standing committees. The standing committees are the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Executive Committee and the Risk Committee. The Board has adopted a charter for each of these committees, as well as corporate governance guidelines that address the make-up and functioning of the Board and qualification guidelines for board members. The Board has also adopted a code of business conduct and ethics (the “Code of

Conduct”) that applies to all employees, officers and directors. Each employee, officer and director participates in an annual training session that focuses on topics covered by Webster’s Code of Conduct. The training reinforces Webster’s core values and Webster’s commitment to full compliance with applicable laws and regulations. You can find links to these materials on the Company’s website at: www.wbst.com.

You can also obtain a printed copy of any of the materials referred to above, without charge, by contacting us at the following address:

Webster Financial Corporation

145 Bank Street

Waterbury, Connecticut 06702

Attn: Harriet Munrett Wolfe, Esq.

Executive Vice President, General Counsel and Secretary

The Board has determined that all of the Directors who serve on the Audit, Compensation, and Nominating and Corporate Governance committees are “independent” for purposes of Section 303A of the Listed Company Manual of the NYSE. In addition, all of the Directors who serve on the Risk Committee are “independent.”

Audit Committee

The Board has appointed an Audit Committee that oversees the Company’s financial reporting process, the system of internal financial and accounting controls, the audit process, and compliance with applicable laws and regulations. The Audit Committee reviews the Company’s annual financial statements, including management’s discussion and analysis, and regulatory examination findings. The Audit Committee recommends the appointment of an independent registered public accounting firm and is responsible for the oversight of such firm. A copy of the Audit Committee’s charter is available on the Company’s website at: www.wbst.com. During 2018, the Audit Committee held 6 meetings. The members of the Audit Committee currently are Ms. Osar (Chair) and Messrs. Crawford, Pettie, and Mses. Hayles and States. Each of the members of the Audit Committee meets the independence requirements of the rules of the NYSE and applicable rules and regulations of the SEC. The Board has determined that each of the members of the Audit Committee is financially literate and that Mses. Osar and Hayles and Messrs. Crawford and Pettie qualify as “audit committee financial experts,” as that term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The Board has appointed a Compensation Committee. During 2018, the Compensation Committee held 4 meetings. Compensation Committee meetings are attended by Webster’s President and Chief Executive Officer (“CEO”), other than while his compensation and benefits are discussed. For a description of the role of Webster’s CEO in determining or recommending the amount of compensation paid to our named executive officers during 2018, see “Compensation Discussion and Analysis.” The members of the Compensation Committee currently are Messrs. Morse (Chair), Atwell, Becker and Ms. Flynn. Each of the members of the Compensation Committee meets the independence requirements of the rules of the NYSE, and also serves as the Compensation Committee of the Company’s subsidiary, Webster Bank. A copy of the Compensation Committee’s charter is available on the Company’s website at: www.wbst.com. The Compensation Committee may delegate to its chairperson or any other Compensation Committee member such power and authority as the Compensation Committee deems appropriate, except such powers and authorities required by law to be exercised by the whole Compensation Committee or subcommittee thereof.

Pursuant to the Compensation Committee’s charter, among other responsibilities, the Committee is charged with annually reviewing and approving annual bonus arrangements and long-term incentive compensation paid to the CEO. The Committee reviews and makes recommendations to the Board with respect to the annual base salary, and severance and/or change in control or similar agreements/provisions, if any, for the

CEO; annually determining such compensation and benefits for the members of the Company’s Operating Management Committee other than the CEO; annually recommending to the Board the content of the annual performance evaluation for the CEO and reviewing performance evaluations for all members of the Operating Management Committee; administering and implementing the Company’s performance based incentive plans; reviewing the talent management and succession planning processes to ensure that there is a pool of qualified candidates to fill future Operating Management Committee positions; and reviewing and approving on a periodic basis the Company’s employee stock ownership guidelines. The Committee also reviews and makes recommendations to the Board with respect to director compensation.

For information on the role of compensation consultants determining or recommending the amount or form of executive or director compensation, see “Compensation Discussion and Analysis – Compensation Consultant.”

Executive Committee

The Board has appointed an Executive Committee that has responsibility for serving as an exploratory committee for mergers and acquisitions and to serve as an ad hoc committee as needed. The Executive Committee did not meet during 2018. The members of the Executive Committee are Messrs. Smith (Chair), Ciulla, Crawford, Morse, Pettie, and Ms. Osar.

Nominating and Corporate Governance Committee

The Board has appointed a Nominating and Corporate Governance Committee that has overall responsibility for recommending corporate governance process and board operations for the Company. The Nominating and Corporate Governance Committee identifies director candidates, reviews the qualifications and experience of each person considered as a nominee for election or reelection as a director, and recommends director nominees to fill vacancies on the Board and for approval by the Board and the shareholders. A copy of the Nominating and Corporate Governance Committee’s charter is available on the Company’s website at: www.wbst.com. During 2018, the Nominating and Corporate Governance Committee held 3 meetings. The members of the Nominating and Corporate Governance Committee are Messrs. Crawford (Chair), Atwell, Becker and Morse. Each member of the Nominating and Corporate Governance Committee meets the independence requirements of the rules of the NYSE.

Risk Committee

The Board has appointed a Risk Committee whose primary function is to assist the Board in fulfilling its oversight responsibilities regarding the Company’s enterprise risk management, receiving information regarding the Company’s policies, procedures and practices relating to risk, and discussing material regulatory issues, compliance matters, and emerging risks to the Company. The Risk Committee also has responsibility for overseeing management’s monitoring of security issues. During 2018, the Risk Committee held 5 meetings. The members of the Risk Committee are Mr. Pettie (Chair), and Mses. Flynn, Hayles, Osar and States.

Director Qualifications and Nominations

Each year, the Board undergoes a self-assessment process to evaluate performance of the Board and Committees. As part of the self-assessment process, the Board considers which attributes and skill sets are important to ensure optimal performance of the Board. The information learned through this process is utilized when considering outside director candidates.

The Board believes that it should be composed of directors with diverse experience in business and in areas that are relevant to the Company, and that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long term interests of the shareholders. Directors should also have an objective perspective and practical wisdom, and should be willing and able to devote the required amount of time to Webster’s business. In addition to depth and breadth of business and civic experience in leadership positons, a potential director’s ties to Webster’s markets are considered in order to ensure diversity and broad geographic and demographic representation reflective of the markets served. These attributes are embodied in Webster’s Qualification Guidelines for Board Members. The Nominating and Corporate Governance Committee reviews and assesses the effectiveness of the Guidelines periodically.

The Board is committed to sustaining a board that achieves balance between depth of experience in the oversight of Webster and fresh approaches to oversight and strategic deliberations, particularly as Webster’s business and best practices of corporate governance evolve. Consistent with this commitment to constructive refreshment, Webster has added four new outside directors since 2014 and, with Mr. Becker’s retirement effective with the 2019 Annual Meeting, will have had four directors retire.

When considering candidates for the Board, the Nominating and Corporate Governance Committee takes into account a number of factors in addition to the foregoing competencies, including the following:

•	independence from management;
•	judgment, skill, integrity and reputation;
•	relevant specific industry experience;
•	age, gender and ethnic background;
•	current position with another business or entity;
•	potential conflicts of interests with other pursuits; and
•	existing ties to the Company’s and Bank’s markets.

When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others, including third party search firms. The Committee will review the qualifications and experience of each candidate. If the Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election.

Webster’s Bylaws permit shareholders eligible to vote at the Annual Meeting to make nominations for directors, provided such nominations are made pursuant to timely notice in writing to the Secretary of Webster. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of Webster not less than 30 days nor more than 90 days prior to the date of the meeting, provided that at least 45 days’ notice or prior public disclosure of the date of the Annual Meeting is given or made to shareholders. If less than 45 days’ notice or prior public disclosure of the date of the Annual Meeting is given or made to shareholders, notice by the shareholder to be timely must be received by Webster not later than the close of business on the 15th day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made. Public disclosure of the date of the Annual Meeting was made by the issuance of a press release on February 14, 2019 and by filing a Current Report on Form 8-K under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission on February 14, 2019. The Nominating and Corporate Governance Committee will consider candidates for director suggested by shareholders applying the criteria for candidates described above and considering the additional information required by Article III, Section 13 of Webster’s Bylaws, which must be set forth in a shareholder’s notice of nomination. Section 13 of Webster’s Bylaws requires that the notice include: (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of Webster which are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations or proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected); and (b) as to the shareholder giving notice, (i) the name and address, as they appear on Webster’s books, of such shareholder, and (ii) the class and number of shares of Webster which are beneficially owned by such shareholder. In considering any nominees for directors recommended by a shareholder, the Nominating and Corporate Governance Committee considers, among other things, the same factors set forth above.

Compensation of Directors

The following table summarizes the compensation paid to Webster’s non-employee directors during 2018. Employee directors of Webster receive no additional compensation for serving as directors or committee members of Webster or its subsidiaries. Except as described below, no other compensation was paid to any such director.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (3)	Option Awards ($) (4)	All Other Compensation ($)		Total ($)
William L. Atwell	57,375	(1)	66,511	—	1,570	(5)	125,456
Joel S. Becker	57,375	(1)	66,511	—	1,570	(5)	125,456
John J. Crawford	86,250	(1)	81,707	—	1,895	(5)	169,852
Elizabeth E. Flynn	59,625	(1)	66,511	—	1,570	(5)	127,706
E. Carol Hayles	21,000	(1)	37,102	—	155	(5)	58,257
Laurence C. Morse	65,625	(1)	66,511	—	1,570	(5)	133,706
Karen R. Osar	76,500	(1)	66,511	—	1,570	(5)	144,581
Mark Pettie	74,750	(1)	66,511	—	1,570	(5)	142,831
Charles W. Shivery	15,625	(1)	—	—	478	(5)	16,103
James C. Smith	700,000	(2)	—	—	2,000,000	(6)	2,700,000
Lauren C. States	61,500	(1)	66,511	—	1,425	(5)	129,436

[1]	Includes board and committee retainers paid in 2018. Mr. Shivery retired as a director as of the 2018 annual meeting of shareholders. Ms. Hayles joined the board on October 23, 2018.

[2]

Represents amounts earned in 2018 pursuant to Mr. Smith’s Retirement and Advisory Services Agreement, pursuant to which the Company has agreed to pay Mr. Smith $250,000 per year for his service as Chairman of the Board and an annual advisory fee of $450,000 for his service as an advisor to the Company.

[3]

The amounts in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The grant date fair value of the restricted shares awarded to Mses. Flynn, Osar and States and Messrs. Atwell, Becker, Crawford, Morse and Pettie in 2018 was $60.30 per share, and $60.23 per share for Ms. Hayles. The assumptions used to calculate the amount recognized for these stock awards are set forth in Note 18 to Webster’s audited financial statements contained in Webster’s Form 10-K for the year ended December 31, 2018. As of December 31, 2018, Mses. Flynn, Osar and States and Messrs. Atwell, Becker, Morse and Pettie each had 1,103 unvested restricted shares from the annual equity grants in 2018, and Mr. Crawford and Ms. Hayles had 1,355 and 616 unvested restricted shares, respectively. Mr. Smith had 63,223 (at target) unvested performance based restricted shares.

[4]

No stock options were granted to non-employee directors in 2018. As of December 31, 2018, neither of Messrs. Atwell and Becker, nor any of Mses. Flynn, Hayles, Osar and States, had any options outstanding. As of December 31, 2018, the remaining directors had the following number of options outstanding, all of which are currently exercisable: Mr. Crawford, 12,423; Mr. Morse, 5,088; Mr. Pettie, 10,573; and Mr. Smith, 221,800.

[5]	Reflects the dollar amount of dividends paid on unvested restricted stock for the fiscal year ended December 31, 2018.

[6]

Pursuant to Mr. Smith’s Retirement and Advisory Services Agreement, Mr. Smith received a cash award of $2 million, which vested and was paid on July 2, 2018, in recognition of the superior shareholder value created and maintained through the development of the Company’s executive team, Mr. Smith’s implementation of the Company’s succession plan, and the orderly transition of his responsibilities as Chief Executive Officer to his successor.

Webster uses a combination of cash and restricted stock to attract and retain qualified candidates to serve on the Board. Webster targets director compensation to be at the median for its peer group (as described in “Compensation Discussion and Analysis” below), with the opportunity to earn significantly more based on Webster’s total shareholder return. Stock Ownership Guidelines have also been established for directors to closely align directors’ interests with those of Webster’s shareholders.

In addition to payment of annual board and committee retainers, non-employee directors received 1,103 shares of restricted stock, with the exception of Ms. Hayles who on a pro rata basis received 616 shares of restricted stock. The Lead Director received 1,355 shares of restricted stock. Per his Retirement and Advisory Services Agreement, the Chairman is not eligible to receive equity grants. All restricted stock vests after one year and has a two year holding period following the vesting period. Webster continued to reimburse directors for reasonable travel expenses incurred in connection with attending Board meetings.

Certain annual board and committee retainer fees were increased by the Board effective in May 2018. The following schedule shows the retainer fees in effect in 2018 prior to and following such increase:

Retainer	Effective January-April	Effective May-December
Annual Board Retainer - Chairman	$250,000	$250,000
Annual Board Retainer - Lead Director	$61,500	$66,500
Annual Board Retainer - Director	$42,000	$47,000
Annual Audit Committee Retainer - Chair	$24,000	$24,000
Annual Audit Committee Retainer - Member	$9,000	$9,000
Annual Compensation Committee Retainer - Chair	$16,000	$18,500
Annual Compensation Committee Retainer - Member	$6,000	$7,000
Annual Nominating & Corporate Governance Committee Retainer - Chair	$12,000	$12,000
Annual Nominating & Corporate Governance Committee Retainer - Member	$4,500	$4,500
Annual Risk Committee Retainer - Chair	$20,000	$20,000
Annual Risk Committee Retainer - Member	$6,000	$7,000

Webster stock ownership guidelines require non-employee directors to own Webster Common Stock with a market value equal to at least $300,000. Non-employee directors who do not meet the guidelines agree to hold all long term incentives, which include vested restricted stock and exercised stock options (net of exercise price and taxes), until they achieve the required ownership threshold of Webster Common Stock.

Communications with Directors

The Company’s shareholders and other interested persons who want to communicate with the Board of Directors, any individual Director, the Lead Director, the non-management directors as a group or any other group of directors, can write to:

[Name of Director or Directors]

c/o Lead Director of the Board of Directors

Webster Financial Corporation

P.O. Box 1986

Waterbury, CT 06722

All communications received (except for communications that are primarily commercial in nature or relate to an improper or irrelevant topic) will be forwarded to the intended recipient(s) or the full Board, as appropriate.

Director Attendance at Annual Meetings

Webster typically schedules a meeting of the Board of Directors in conjunction with the annual meeting and expects that the Board of Directors will attend the annual meeting, absent a valid reason, such as a previously scheduled conflict. Last year all of the individuals then serving as directors attended the annual meeting, except for Mr. Shivery who retired effective with the 2018 Annual Meeting.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Named Executive Officers of Webster Financial Corporation

The following table sets forth information regarding the Chief Executive Officer, the Chief Financial Officer, and the three other most highly compensated executive officers who were serving on December 31, 2018 (the “named executive officers” or “NEOs”).

Name	Age as of December 31, 2018	Positions with Webster and Webster Bank
John R. Ciulla	53	President, Chief Executive Officer and Director
Glenn I. MacInnes	57	Executive Vice President and Chief Financial Officer
Christopher J. Motl	48	Executive Vice President, Head of Commercial Banking
Nitin J. Mhatre	48	Executive Vice President, Head of Community Banking
Charles L. Wilkins	57	Executive Vice President, Head of HSA Bank

Provided below is biographical information for each of Webster’s NEOs, other than Mr. Ciulla. For information regarding Mr. Ciulla, see “Election of Directors-Information as to Nominees.”

Glenn I. MacInnes is Executive Vice President and Chief Financial Officer of Webster and Webster Bank. He joined Webster in 2011. Prior to joining Webster, Mr. MacInnes was Chief Financial Officer at New Alliance Bancshares for two years and was employed for 11 years at Citigroup in a series of senior positions, including Deputy CFO for Citibank North America and CFO of Citibank (West) FSB. Mr. MacInnes serves on the Board of Wellmore Behavioral Health, Inc.

Nitin J. Mhatre is Executive Vice President, Head of Community Banking of Webster and Webster Bank. He joined Webster in October 2008 as Executive Vice President, Consumer Lending of Webster Bank and was appointed Executive Vice President, Consumer Finance in January 2009. He was promoted to his current position in August of 2013. Prior to joining Webster, Mr. Mhatre worked at Citigroup across multiple geographies including St. Louis, Missouri, Stamford, Connecticut, Guam, USA and India, in various capacities. In his most recent position, he was the Managing Director for the Home Equity Retail business for CitiMortgage based in Stamford, Connecticut. Mr. Mhatre is a board member of Consumer Bankers Association headquartered in Washington, D.C., and also serves on the board of Junior Achievement of Southwest New England.

Christopher J. Motl is Executive Vice President, Head of Commercial Banking of Webster and Webster Bank. He joined Webster in 2004 and was responsible for establishing and growing the Sponsor and Specialty Banking Group and was most recently Executive Vice President and Director of Middle Market Banking. Prior to joining Webster, Mr. Motl worked at CoBank, where he was Vice President and Relationship Manager. Mr. Motl is on the board of Special Olympics of Connecticut and the Travelers Championship.

Charles L. Wilkins is Executive Vice President of Webster and Webster Bank and Head of HSA Bank. He joined Webster in January 2014. Prior to joining Webster, he was President of his own consulting practice specializing in healthcare and financial services from June 2012 to December 2013.

Compensation Committee Report

The Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis disclosures that follow. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy

Statement and incorporated by reference in the Company’s Form 10-K for its 2018 fiscal year, and the Board has approved the recommendation.

Compensation Committee

Laurence C. Morse (Chair)

William L. Atwell

Joel S. Becker

Elizabeth E. Flynn

Compensation Discussion and Analysis

The Compensation Discussion and Analysis (“CD&A”) discusses in detail the 2018 executive compensation program for the Company’s NEOs. The Compensation Committee (“Committee”) recommends the base salary for the CEO to the Board of Directors, approves the annual cash incentive and long-term equity-based incentives (“LTI”) for the CEO, and approves the compensation for Webster’s other NEOs. Non-NEO members of the Operating Management Committee are also compensated under the same compensation program.

At the annual meeting of shareholders held on April 26, 2018, Webster held an advisory vote on executive compensation. Approximately 98% of the shares of Webster Common Stock that were voted on the proposal were voted for the approval of the compensation of the NEOs as discussed in Webster’s 2018 Proxy Statement. The Committee considers the outcome of the vote when determining compensation policies and setting NEO compensation and believes that the results show strong support for Webster’s compensation policies and programs. No changes in the overall structure of the compensation program were made in 2018.

Highlights of 2018 Operating Performance

Webster reported record net income driven by higher revenue, disciplined expense management and further improvement in asset quality. Strong loan demand boosted revenue. Webster continued its investment in key strategies that are expected to increase Economic Profit1 over time.

Highlights Summary (results versus prior year)

•	Record total revenue of $1.2 billion, up 12.6%

•	Net interest margin of 3.6%, up 30 basis points

•	Record net income of $360.4 million, up 41.1%

•	Record net income applicable to common shareholders of $351.7 million, up 42.5%

•	Record pre-provision net revenue of $483.6 million, up 22.5%

•	Net charge-offs as a percentage of average loans and leases of 0.16%, down from 0.20% in 2017

•	Overall loan growth of 5.4% with growth in commercial and commercial real estate loans of 11.6%

•	Deposit growth of 4.1% and HSA deposit growth of 13.9%

•	Return on Average Common Shareholders’ Equity of 13.37% versus 9.92% in 2017

•	Return on Average Tangible Common Shareholders’ Equity of 17.17% versus 13.00% in 2017

•	Return on Average Shareholders’ Equity of 12.95% versus 9.76% in 2017, which exceeded our cost of capital

•	Return on Average Assets of 1.33% versus 0.97% in 2017

On January 1, 2018, President John R. Ciulla became President and CEO.

[1]

Economic Profit is a non-GAAP measure and is calculated at the consolidated and business unit level. Economic Profit is defined as net income less the imputed cost of equity capital which we estimate at 9.5%.

Objectives of Compensation Program

Webster’s executive compensation program is designed to attract, engage and retain qualified executives and to reward actions and results that the Committee and Board of Directors believe will increase Economic Profit and maximize shareholder return. Special attention is given to ensuring that compensation plans do not encourage NEOs or other executives to take excessive risks.

Webster’s executive compensation program is highly performance based and closely aligns total compensation with achievement of Webster’s financial and strategic goals. A meaningful portion of total compensation is variable and tied to future shareholder return, thereby rewarding NEOs and other executives for pursuing strategies that are expected to increase Economic Profit over time.

The compensation program has four primary objectives:

•	Performance Based - A majority of total compensation is intended to be variable based on the Company’s success in achieving pre-established financial and strategic goals.

•

Equity Based - A meaningful portion of the total compensation opportunity is equity-based and is highly dependent on: absolute return on equity (“ROE”); and relative total shareholder return (“TSR”) over a three-year period.

•

Competitive - Total compensation opportunities should be competitive, thus enabling Webster to attract, engage and retain highly qualified NEOs and other executive officers who will be motivated to achieve Webster’s financial and strategic goals.

•

Safety and Soundness - Webster’s incentive compensation programs reward individual actions and behaviors that support Webster’s mission, business strategies and performance-based culture and do not encourage excessive risk taking.

Compensation Best Practices

The Committee annually reviews best practices in executive compensation and governance and continues to enhance our policies and practices, which include the following:

2018 Compensation and Governance Best Practices

We Do	We Do Not
Provide a substantial portion of each NEO’s total compensation opportunity in the form of variable pay, such that actual compensation is closely tied to financial performance and business results	Have employment agreements
Have robust stock ownership guidelines that are reviewed annually and include a one-year post vesting holding period that remains in effect if the executive terminates from the Company	Allow stock option repricing
Have a long-term equity program that is 75% performance based driving a pay for performance culture	Provide excise tax gross-up provisions in any agreements with our NEOs
Review the compensation Peer Group annually	Pay dividends on unvested performance shares
Have an independent Compensation Consultant to the Compensation Committee	Allow hedging or pledging of shares

Setting 2018 Compensation

In February 2018, the Committee reviewed all elements of compensation for NEOs and approved the compensation structure. This structure is intended to provide NEOs with a compensation opportunity commensurate with persons with similar duties and responsibilities at other financial institutions of similar size. In determining levels of NEOs’ overall compensation, the Committee also considers the qualifications and experience of the respective officer, Webster’s size and complexity of operations and, to a certain extent, the compensation paid to other persons employed by the Company. The Committee uses external data as input for the Committee’s analysis and to obtain a general understanding of current market compensation practices, rather than as strict rules for establishing compensation. A meaningful portion of pay is tied to financial and strategic performance. Consequently, actual compensation received will vary from targeted compensation.

Compensation Consultant

In carrying out its responsibilities, the Committee engages McLagan, an Aon Company (“McLagan”), an independent compensation consultant, to offer market perspectives on annual pay, current executive compensation trends and compensation programs currently in place at Webster. The consultant also provides insight into regulatory issues affecting compensation. The Committee has the authority to hire and terminate the consultant and determine the nature and scope of the consultant’s assignments. The Committee has engaged McLagan since June 2010. The Committee reviewed the work performed by McLagan and, under SEC and NYSE regulations, determined that the work did not create a conflict of interest.

McLagan provided the Committee ongoing insights relating to trends in executive compensation in the banking sector. At the direction of the Committee, McLagan reviewed all elements of compensation for the NEOs and other executive officers and made recommendations with regard to plan design. McLagan also reviewed an analysis of Webster’s 2018 performance relative to peers and opined on management’s proposals to the Committee regarding 2018 executive compensation. McLagan attended all Committee meetings and in each meeting had the opportunity to meet with the Committee in executive session. The Committee weighs the consultant’s perspective as part of its decision-making process. The Committee communicates compensation decisions directly to management. The Committee utilized market context and recommendations from McLagan when determining the amount and form of compensation paid to Webster’s executive officers and directors during 2018.

Compensation Peer Group

The Committee uses a combination of proxy information from the Peer Group and available market compensation survey data to review annually the compensation of Webster’s NEOs relative to comparable positions. The Committee may also use comparisons to the Peer Group to consider other market practices relevant to the scope of the NEOs’ responsibilities. This may include, for example, change in control provisions and stock ownership guidelines.

In 2018, the Committee considered actual and, where available, target compensation data from the Peer Group, along with available market compensation survey data. This data was presented by McLagan and contributed to an assessment of the competitiveness of actual and target pay for Webster’s NEOs.

The Committee reviews the composition of the Peer Group annually with the assistance of McLagan with the objective of maintaining a group of peer banks that individually and collectively represent suitable comparators for compensation-related analyses. Suitability is defined using a number of factors, including size, scope, business mix and geographic focus. Scope measures include total assets, net revenue, market capitalization and number of employees. Business mix is reflected by an analysis of loan composition (consumer, real estate, commercial and construction) and revenue composition (sources and proportion of net interest income and non-interest income). Banks with a geographic focus outside the continental United States are excluded regardless of the appropriateness of their scope and business mix. In late 2017, at the request of the Committee,

McLagan prepared an evaluation of our Peer Group for use in 2018. As a result of the evaluation, a recommendation was made that our current Peer Group met the criteria stated above and no change was needed. The Committee approved the recommendation and identified the 12 companies listed below as the Peer Group for 2018.

2018 Compensation Peer Group[1]
Company	Total Assets (in millions)

Associated Banc-Corp	$29,769

BancorpSouth, Inc.	$14,843

BOK Financial Corporation	$32,264

Commerce Bancshares, Inc.	$25,079

Cullen/Frost Bankers, Inc.	$30,206

FNB Corporation	$30,754

Fulton Financial Corporation	$19,647

Hancock Holding Company	$26,631

People’s United Financial, Inc.	$43,023

Synovus Financial Corporation	$30,688

TCF Financial Corporation	$22,055

Valley National Bancorp	$23,449

75th Percentile	$30,705

Median	$28,200

25th Percentile	$23,101

Webster	$26,175

Webster Percent Rank	43%

[1]	Data as of September, 2017 and is provided by McLagan

In 2019, as a result of the annual Peer Group review, and on the recommendation of McLagan, Webster will be adding seven companies to the Peer Group bringing the total number of companies to 19. The new additions to the Peer Group will be: Chemical Financial Corporation; IBERIABANK Corporation; Old National Bancorp; Prosperity Bancshares, Inc.; UMB Financial Corporation; Umpqua Holdings Corporation; and United Bancshares. Chemical Financial Corporation and TCF Financial Corporation announced their intent to merge by the end of 2019. The decision was made, with the concurrence of McLagan, that the new Chemical/TCF firm will remain in the Peer Group and the total number of companies in the Peer Group following the merger will be 18.

Elements of 2018 Compensation

Webster’s compensation program has three basic elements: base salary, annual cash incentive and LTI. The annual cash incentive rewards current year performance, while the LTI aligns the NEOs’ interests with the long-term goals and performance of the Company. LTI grants consist of a 75%/25% mix of performance-based shares and time-based restricted stock. Performance shares have a three-year performance period with cliff vesting, and time-based restricted stock has a three-year vesting schedule of one-third on each anniversary date of the grant.

The Committee reviews all elements of compensation annually, separately and in aggregate, to ensure that the total amount of compensation is within appropriate competitive parameters based on data from independent sources and based on the performance of the Company and NEOs.

In late 2017, the Committee engaged McLagan to provide an analysis of Webster’s total compensation as well as the individual components compared to the Peer Group and McLagan’s 2017 Top Management Compensation Survey. This was supplemented by management with other data from available market compensation survey data. This aggregate data contributed to an assessment of the competitiveness of actual and target pay for Webster’s NEOs. Based on the findings, the Committee set the components of pay and the weight of each component creating a structure that reflects Webster’s objectives for compensation (as described earlier) while allowing individual variations based on job scope, tenure, retention risk and other factors relevant to the Committee.

The chart below sets forth target total direct compensation by component, including target and pay mix of each component by NEO for the program approved in February 2018. For purposes of this table, “pay mix” represents the percentage of total direct compensation for each component.

2018 Components of Total Direct Compensation at Target

Name and Principal Position	Salary		Annual Cash Incentive		Total Cash Compensation		Long-Term Incentive		Total Direct Compensation
	Year- End 2018	Pay Mix	Target	Pay Mix	Target	Pay Mix	Target	Pay Mix	Target	Pay Mix
John R. Ciulla President and CEO	$900,000	30%	$810,000	27%	$1,710,000	57%	$1,305,000	43%	$3,015,000	100%
Glenn I. MacInnes EVP and CFO	$475,000	35%	$356,250	26%	$831,250	61%	$522,500	39%	$1,353,750	100%
Christopher J. Motl EVP, Commercial Banking	$425,000	38%	$318,750	29%	$743,750	67%	$361,250	33%	$1,105,000	100%
Nitin J. Mhatre EVP, Community Banking	$375,000	39%	$262,500	27%	$637,500	67%	$318,750	33%	$956,250	100%
Charles L. Wilkins EVP, HSA Bank	$355,000	39%	$248,500	27%	$603,500	67%	$301,750	33%	$905,250	100%

Salary

Annual salary is the only fixed component of Webster’s executive compensation program. In setting salary, the Committee looks at current pay practices, Peer Group comparisons and general market analysis in consultation with its compensation consultant, McLagan. The Committee then establishes salaries that are competitive to the Peer Group and the external market for similar positions. The Committee reviews the salaries on an annual basis.

In the case of a change in role, an officer’s new responsibilities, external pay practices, internal equity, past performance and experience are all considered in determining whether a change in salary is warranted.

As part of the Committee’s annual salary review, salaries were determined to be reasonably competitive when compared with the actual proxy data of the Peer Group and benchmark survey information. In 2018, Mr. Ciulla received a significant pay increase in connection with his promotion to CEO. Mr. Motl was the only other NEO who received an adjustment to base salary in 2018 as a result of the annual pay review.

Annual Cash Incentive Compensation – Plan Overview

Annual cash incentive compensation is variable based on performance and ties a significant portion of the NEOs’ compensation to achievement of the Company’s annual financial plan and also considers financial performance relative to the Peer Group. The Committee approves measurements for the plan annually. For 2018, target incentives were set for each of the NEOs between 26% and 29% of total compensation. The plan is designed so that the weighted average performance for the financial measures must exceed a predetermined threshold before a payout can be made.

The plan is structured to calculate incentives based on two Primary Components:

1.

Corporate Component - This component has two elements: Financial Performance relative to plan and Performance Relative to Peer Group. Financial Performance is determined by scoring performance against four pre-established financial measures tied to the annual financial plan. Each measure is weighted based on relative importance, and then the measures are totaled to determine a weighted score. Adjustments to this score may then be made, by as much as 20 percentage points, based on the Committee’s assessment of the Company’s performance against financial performance goals and their degree of difficulty and the Committee’s assessment of performance against the four pre-established financial measures relative to the Company’s Peer Group.

2.

Line of Business Component - The Line of Business Component is determined based on the financial performance of the line of business against its pre-established financial goals, and the line of business performance against significant strategic objectives for the year. Adjustments may then be made based on the CEO’s and the Committee’s assessment of results against objectives, the competitive environment and the degree of difficulty of the goals. The program dictates that the Line of Business Component is not scored or paid out unless the Corporate Component is scored at or above its threshold payout level. Messrs. Motl, Mhatre, and Wilkins are the line of business heads among the NEOs.

The Corporate Component rating generates a potential funding of 0% to 150% of target. A score of 100% would pay out at target. There is an aggregate threshold score of approximately 85%, which generates a payout of 50% of target, below which no payout is earned. Scores below 50% on an individual measure are reduced to zero and a total weighted score below 50% on the four goals in the aggregate earns no payout.

The two Primary Components are weighted based on each NEO’s responsibilities. The weighting of the Primary Components is shown in the chart below.

2018 Weight of Primary Components

Name	Corporate Performance	Line of Business Performance
John R. Ciulla	100%	0%
Glenn I. MacInnes	100%	0%
Christopher J. Motl	40%	60%
Nitin J. Mhatre	40%	60%
Charles L. Wilkins	40%	60%

Annual Cash Incentive Scoring - Results

Corporate Financial Performance - Webster’s 2018 results compared to plan are set forth in the table below. The Committee has discretion to make adjustments for extraordinary, unusual or non-recurring items. For 2018, no adjustments were made.

2018 Annual Cash Incentive – Corporate Financial Performance

Financial Metric	Threshold	Target	Maximum	Actual[1]	Score	Weight	Weighted Score
Pre-Tax Pre-Provision Income	$375.4	$447.1	$518.7	$483.6	125.5%	35%	43.9%

Return on Average Equity	9.53%	11.52%	13.50%	12.65%	128.5%	30%	38.6%

Efficiency Ratio	62.32%	59.65%	58.65%	57.75%	150.0%	20%	30.0%

Credit:

NPLs / Average Loans[2]	1.15%	0.93%	0.71%	0.80%	129.8%	7.5%	9.7%

NCOs / Average Loans[2]	0.28%	0.22%	0.17%	0.16%	150.0%	7.5%	11.3%

					Total	100%	133.5%

[1]	Actual results used for compensation calculation differs from GAAP

[2]	NPL is an abbreviation for non-performing loans and NCO is an abbreviation for net charge-offs

Performance Relative to Peer Group - As previously described, the Committee has discretion to adjust the Corporate Component Score by plus or minus 20 percentage points based on Webster’s performance against pre-established financial measures or performance relative to its Peer Group. The table below shows Webster’s performance relative to the twelve companies in the Peer Group.

2018 Annual Cash Incentive - Performance Relative to Peer Group
Financial Metric[1]	2018				2017
	Results	% Rank	Weight	Weighted Score	% Rank	Weight	Weighted Score
Pre-Tax Pre-Provision Income/Avg. Assets	1.79%	75%	35%	26.25%	67%	35%	23.31%
Return on Average Equity	12.95%	75%	30%	22.50%	67%	30%	19.98%
Efficiency Ratio	57.82%	58%	20%	11.68%	58%	20%	11.68%
Credit:
NPLs / Average Loans[2]	0.80%	17%	7.5%	1.26%	33%	7.5%	2.51%
NCOs / Average Loans[2]	0.16%	67%	7.5%	5.00%	50%	7.5%	3.75%

		Weighted Score		66.69%	Weighted Score		61.23%

[1]	Data as reported by SNL Securities for comparability.

[2]	NPL is an abbreviation for non-performing loans and NCO is an abbreviation for net charge-offs.

Final Corporate Component - While the performance of the Company would have warranted a positive adjustment relative to peers, the Committee determined that it was not necessary due to the strong level of the Corporate Component of the plan. The result is the final Corporate component being equal to the Financial Performance score of 133.5%.

2018 Annual Cash Incentive – Financial Performance and Adjustments

Financial Performance	Peer Group Adjustment	Final Corporate Component
133.5%	0%	133.5%

Line of Business Component - The annual incentives for the line of business leaders are based 60% on the results of the respective line of business and 40% on corporate results. The line of business results are based on a combination of financial metrics and strategic initiatives. The results for each line of business are shown in the table below.

2018 Annual Cash Incentive - Line of Business Component
Line of Business	Financial Metrics		Strategic Initiatives		Final Score
	Weight	Weighted Score	Weight	Weighted Score
Commercial Banking	80%	91.8%	20%	20.0%	111.8%
Community Banking	80%	92.2%	20%	19.5%	111.7%
HSA Bank	60%	88.5%	40%	39.0%	127.5%

2018 Annual Cash Incentive Compensation Awarded in February 2018

Individual NEO Performance - Individual performance is determined through the annual review process as part of the Company-wide performance management process. Each NEO is evaluated based on achievement of individual performance objectives which include strategic goals, personal behavior, risk management, regulatory compliance and people leadership. The Committee evaluates the CEO, and the CEO evaluates the other NEOs in consultation with the Committee.

NEO’s Performance Summaries for 2018

Name	Performance Summary
John R. Ciulla

Mr. Ciulla, in his first year as President & CEO, led Webster to record financial performance, which exceeded the Company’s internal plan. Revenue increased to $1.2 billion, and net income increased by over 40%. Loan and deposit growth remained solid and credit quality stayed strong. Mr. Ciulla has driven execution on the Company’s strategic priorities, resulting in continued improvement in key performance metrics, including Economic Profit, ROE, ROA and the efficiency ratio. He has driven change throughout the organization, including flattening the leadership structure, upgrading and elevating the CIO position, and realigning marketing closer to the lines of businesses. Following the passing of Federal tax reform, he worked closely with the Board of Directors in announcing various initiatives to invest in the Company’s bankers and the communities the Company serves. Mr. Ciulla co-chairs Webster’s Diversity and Inclusion Council, which continues to enhance the Company’s talent attraction, development and engagement initiatives and further enhance the overall culture of inclusion.

NEO’s Performance Summaries for 2018

Name	Performance Summary
Glenn I. MacInnes

Mr. MacInnes continued to lead Webster’s Finance organization. He provided strong financial guidance to the organization to help achieve the Company’s financial objectives. Mr. MacInnes continued to provide strong financial and capital markets guidance to the President and CEO. His team executed well on important matters during the year, including those related to tax reform legislation. He maintained a strong relationship with KPMG, the Company’s auditors. He continued to perform at a high level with respect to his leadership of Investor Relations activities and his interaction with investors and analysts. He enhanced the financial knowledge of the Company’s employees through a quarterly CFO Academy training, an internal training program launched in 2018. Mr. MacInnes expanded his management responsibilities during the year when he assumed leadership of the enterprise analytics group.

Christopher J. Motl

Mr. Motl led Commercial Banking to record financial performance in 2018 that exceeded plan. The line of business generated $154.5 million in Net Income, a 14.7% Return on Allocated Capital and solid loan growth, all while maintaining strong credit quality. He led Commercial Banking to a 123% increase in Economic Profit and drove double digit year-over-year Pre-Provision Net Revenue (PPNR) growth. Mr. Motl executed on stated strategic initiatives by expanding Commercial Real Estate, Sponsor & Specialty Finance and capital markets activities. He also improved operating efficiencies by flattening his organization, implementing new systems and increasing customer-facing employees. Mr. Motl improved the operating performance of Webster’s Private Bank in his first full year of managing that business.

Nitin J. Mhatre

Mr. Mhatre led Community Banking to record financial performance including PPNR growth of 10.1% from last year. Mr. Mhatre led the business to solid progress on its strategic roadmap, including the consolidation of ten banking centers, reduction of processing time for home equities and mortgages, and launched a new mobile banking platform and on-line single sign-on capabilities for all consumer products. Community Banking continued to receive favorable scores in customer satisfaction and employee engagement, and the line of business received recognition from several outside institutions, including #1 SBA Lender in New England, #1 Customer Care Center in the Northeast and best-in-class Net Promoter Score.

Charles L. Wilkins

Mr. Wilkins led the HSA Bank segment through another year of record financial performance, strong account and customer growth and improved operating leverage as total accounts increased 11% to over 2.7 million and deposits grew 14% to $5.7 billion. His team continued to advance key business priorities in 2018 to drive operational excellence, deliver industry leading customer experience, maximize distribution, particularly in the direct-to employer channel, and engage talent. Mr. Wilkins led two major investment product projects during the year to enhance customer experience, Guided Portfolio and Registered Investment Advisor. Mr. Wilkins made measurable strides with employee engagement by improving communications, opportunities for growth and development and building a culture of diversity and inclusion.

2018 Annual Cash Incentive Compensation - Upon completing the scoring of the two Primary Components (Corporate and Line of Business), the scores are applied to the CEO’s and each NEO’s annual cash incentive target based on the weightings in the Weight of Primary Component Table to calculate the cash incentive awards. The Committee retains discretion to adjust the CEO’s calculated annual cash incentive award. The CEO retains discretion, in consultation with the Committee, to adjust the NEOs’ calculated annual cash incentive awards.

Discretionary Adjustment for Individual Performance - Based on the CEO’s assessment of each NEO’s individual performance measured against specific performance objectives and overall, the CEO may use discretion to determine a positive or negative adjustment to the calculated annual cash incentive award. Additionally, the CEO in consultation with the Chief Human Resources Officer and the Chief Risk Officer considers potential adjustments (referred to as meaningful consequences) based on each NEOs record of identifying, managing and mitigating risk, including an assessment of outcomes in the areas of compliance, operating risk, credit, audit findings or regulatory citings, or other contributions that should be taken into account.

The Committee considers potential adjustments for the CEO based on his performance against performance objectives and his leadership of the Company. In addition, the Committee considers meaningful consequences adjustments to the CEO based on his record of managing and mitigating risk. At its February 2019 meeting, the Committee decided to give Mr. Ciulla a positive adjustment to his incentive payment in recognition of the strong performance of the Company led by Mr. Ciulla in his first year as President and CEO.

The CEO made the following positive adjustments to the calculated annual cash incentive awards for Messrs. MacInnes, Motl, Mhatre, and Wilkins: A positive adjustment was made to Mr. MacInnes’ incentive payment in recognition of his contributions related to strategic planning and execution. A positive adjustment was made to Mr. Motl’s incentive payment in recognition of his (i) strategic execution in building-out and expanding our Sponsor and Specialty and Capital Markets businesses and capabilities, all of which created significant value to the franchise, and (ii) his successful management of the Private Bank. A positive adjustment for Mr. Mhatre was made in recognition of his leading the strategic optimization of Community Banking and for his expanded responsibilities. A positive adjustment was made for Mr. Wilkins in recognition of HSA’s performance versus peers (account and deposit growth) as well as strengthening HSA operations.

A thorough review of risk management in the areas of regulatory, internal audit, operating and credit compliance and Sarbanes-Oxley (SOX) took place. As a result of the review, no downward adjustments were made to the annual cash incentive payments of the CEO or the NEOs.

2018 Final Payment Determination – The Committee determines and approves the short-term incentive award for the CEO and reviews and approves the short-term incentive awards that are recommended by the CEO for the other NEOs. The final tabulations for annual cash incentive compensation are set forth below.

2018 Annual Cash Incentive Compensation

Name	Annual Incentive Target	Corporate Component	Line of Business Component	Calculated Award	Individual Discretionary Adjustment	Total Cash Incentive Award
John R. Ciulla	$810,000	133.5%	Not Applicable	$1,081,350	$68,650	$1,150,000
Glenn I. MacInnes	$356,250	133.5%	Not Applicable	$475,594	$9,406	$485,000
Christopher J. Motl	$318,750	133.5%	111.8%	$384,094	$65,906	$450,000
Nitin J. Mhatre	$262,500	133.5%	111.7%	$316,050	$23,950	$340,000
Charles L. Wilkins	$248,500	133.5%	127.5%	$322,801	$24,199	$347,000

Long-Term Incentive Compensation – Plan Overview

Long-Term Incentive Vehicles: Webster awards two forms of LTI grants, performance shares and restricted stock as displayed in the table below.

Long-Term Incentive Vehicles
Vehicle	Vesting	Rationale	Vehicle Mix
Performance Shares	Vests at the conclusion of three-year performance period	To align LTI to the achievement of return on equity goals and to absolute and relative total shareholder return	75%
Time-Vested Restricted Stock	One third vests per year	To provide LTI and retention value to the NEOs and other executives	25%

Performance Shares: Performance Shares vest at the conclusion of the three-year performance period and the Committee certifies the results based 50% on Company three-year total shareholder return relative to Webster’s Peer Group and 50% on the three-year average return on equity compared to plan. Performance must meet threshold levels or the shares are forfeited.

•

Three-year Total Shareholder Return reflects the rate of return including price appreciation plus reinvestment of dividends calculated as follows: (ending stock price – beginning price + dividends paid per share) / beginning stock price. Peer Group reflects Webster’s Compensation Peer Group listed in the Compensation Peer Group section.

•

Average Return on Equity is calculated as the ratio of adjusted net income to adjusted average equity. The average return on equity targets are set annually during the performance period by the Committee giving consideration to the Board approved financial plan set at the end of the prior year. The score is calculated each year and then averaged over three years.

Payout Determination for Performance Shares Granted in February 2018 Based on 2018-2020 Performance

Payout Metric	Below Threshold Payout	Threshold Payout	Target Payout	Maximum Payout
Peer-relative three-year Total Shareholder Return	0%	50%	100%	150%
Average Return on Equity over three-year period	0%	10%	100%	150%

The Company does not vest performance-based restricted stock for performance below threshold. A threshold level of performance must be met for each metric in order for payment to be earned. Once threshold performance is achieved, actual awards will be interpolated between threshold and 150% of target.

The Committee may increase or decrease the CEO’s LTI award or the other NEOs’ LTI award based on a variety of factors including the Company’s prior year performance against financial and strategic goals. The Committee determines the recommended grant for the CEO and reviews and approves the CEO’s recommendation for the other NEOs.

Long-Term Incentive Compensation Awarded in February 2018

2018 Long-Term Incentive Grant - LTI grants made in February 2018 were made in the form of 75% Performance Shares and 25% time-vested restricted stock, as described above, based in part on each NEO’s

2017 performance and granted based on the NEOs’ 2017 base pay and LTI target percent. The Committee approved grants at target for the CEO and each NEO, as shown in the chart below.

2018 Long-Term Annual Incentive Compensation
Name	Long-Term Incentive Target	Long-Term Incentive Grant
John R. Ciulla	$1,040,000	$1,040,000
Glenn I. MacInnes	$522,500	$522,500
Christopher J. Motl	$318,750	$318,750
Nitin J. Mhatre	$318,750	$318,750
Charles L. Wilkins	$301,750	$301,750

Retirement Plans

Pension Plan - Webster Bank maintains a frozen defined benefit pension plan. Webster stopped benefit accruals under the plan for all employees, including the NEOs, after December 31, 2007. The Pension Benefits section of this Proxy Statement details pension benefits for the NEOs.

401(k) Plan - Webster Bank maintains a defined contribution 401(k) plan for eligible employees, including the NEOs. All participants in the plan, including each of the NEOs, are eligible to make pre-tax contributions from 1% to 75% of their pay, up to Internal Revenue Code (“IRC”) limits ($18,500 in 2018). Webster Bank matches the employee’s contributions on a dollar for dollar basis for the first 2% of pay the employee contributes and then 50 cents on the dollar for up to the next 6% of pay the employee contributes. In addition, Webster provides transition credits ranging from 1% to 6% of pay for those employees, including NEOs, who were hired before January 1, 2007 and had reached age 35 or older on January 1, 2008. The purpose of transition credits is to help offset the impact of freezing the pension plan. A two-year vesting schedule applies to all Webster contributions. Under IRC limits, annual compensation in excess of $275,000 in 2018 may not be taken into account for determining benefits or contributions under the qualified plan. Employees who are age 50 or older by the last day of the year may contribute an additional $6,000 to the plan.

Supplemental Defined Benefit Plan - Webster Bank maintains a frozen non-qualified supplemental defined benefit plan for certain executives, including NEOs, who were participants in the pension plan. The purpose of the plan was to provide these individuals with supplemental pension benefits in excess of IRC limits for tax qualified pension plans. The plan was frozen as of December 31, 2007. Thus, service and compensation after this date are not used in calculating an NEO’s benefit from the plan.

Supplemental Defined Contribution Plan - Webster Bank maintains a non-qualified supplemental defined contribution plan for certain executives, including the NEOs. This plan provides each NEO with an allocation to their supplemental 401(k) account equal to the additional match and transition credit contributions that the NEO would have received in the qualified 401(k) plan if there were no IRC compensation or deferral limits.

Non-Qualified Deferred Compensation Plan - The executive officers, including each of the NEOs, were eligible to participate in a closed voluntary non-qualified deferred compensation plan. The plan allowed employees at the senior vice president level and above to defer a portion of their compensation because of the statutory limits under the qualified plan. All deferrals under this plan ceased as of January 1, 2012, but distributions continue based on prior elections.

Employment Agreements

The NEOs do not have employment agreements; however, all NEOs are subject to change in control and non-competition agreements.

Other Executive Benefits

Webster offers a limited number of benefits to the NEOs and other executives in addition to the broad-based employee benefits program. Each benefit supports a specific objective, but falls within the overall purpose of recognizing leadership responsibility and contributions to the Company’s goals. Management reviews the benefits with the Committee for consistency with Webster’s organizational culture and market practices. These benefits, which are limited to Supplemental Defined Contribution Plan and additional life insurance benefits, are described in a footnote to the Summary Compensation Table.

Post-Termination Arrangements

Webster’s change in control practices are designed to retain the NEOs during rumored and actual change in control activity. During these times, continuity is a key factor in preserving the value of the business. Webster also provides other termination benefits designed to facilitate changes in key executives as needed. The amounts payable, triggering events and other terms of Webster’s change in control and other termination arrangements are set by the Committee based on Company policy and competitive market information. Webster reviews the provisions of the change in control agreements annually.

Executive Stock Ownership

Webster believes stock ownership by management is beneficial in aligning the interests of management and shareholders. Executive Stock Ownership Guidelines are established to enhance shareholder value and focus each executive’s attention on the long term success of the Company. Webster has adopted stock ownership guidelines for all of the executive officers, including the NEOs.

Name	Holding Requirements
John R. Ciulla	6X base salary
Glenn I. MacInnes	3X base salary
Christopher J. Motl	3X base salary
Nitin J. Mhatre	3X base salary
Charles L. Wilkins	3X base salary

Once achieved, ownership of the guideline amount must be maintained for as long as the executive is subject to the stock ownership guidelines. Even if stock ownership guidelines have been achieved, NEOs are required to continue to hold all net vested restricted stock and Performance Shares and net shares of Common Stock delivered after exercising stock options for a minimum of one year. This holding period will remain in effect if the NEO terminates from the Company. NEOs who do not meet the guidelines further agree to hold all net Common Stock received through LTI awards until they achieve their respective ownership thresholds. As of December 31, 2018, all NEOs with the exception of the CEO have met the stock ownership guidelines. Mr. Ciulla’s stock ownership guideline multiple was increased to 6X his salary as of January 1, 2018 when he became the new President & CEO. Prior to this, in 2017 he met his ownership requirement of 4X base salary.

Directors, officers and employees of Webster are prohibited from hedging their ownership of Webster securities, including through the use of options, puts, calls, short sales, futures contracts, equity swaps, collars or other derivative instruments relating to Webster securities, regardless of whether such directors, officers and employees have material non-public information about Webster. Directors and Executive Officers are prohibited from pledging their Webster securities as collateral for a loan.

Policy on Internal Revenue Code Section 162(m)

The Internal Revenue Code Section 162(m) generally places a $1 million limit on the amount of compensation a company can deduct in any one year for the company’s chief executive officer, chief financial officer and three other most highly compensated executive officers. While Webster’s NEO compensation was previously structured so that certain awards qualified for a performance-based compensation exemption from the deduction limitation, that exemption was eliminated beginning in 2018 as a result of the passage of the Tax Cuts and Jobs Act, other than with respect to payments made pursuant to certain grandfathered arrangements. The Company believes that the performance shares in the long-term incentive program that vested in 2018, as well certain performance shares awarded prior to 2018 that may vest in the future, qualify as performance-based pay under the applicable grandfathering rules. While the Compensation Committee considers deductibility as one factor in determining executive compensation, the Compensation Committee will continue to link pay with performance and consider other factors as noted above, and retains the flexibility to award compensation consistent with the goals of our executive compensation program even if the awards are not deductible for tax purposes.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables contain certain compensation information for the President and CEO, Chief Financial Officer, Executive Vice President, Commercial Banking, Executive Vice President, Community Banking, and Executive Vice President, HSA Bank.

Summary Compensation Table

Salary, bonus, incentive payments and other compensation amounts to Webster’s NEOs are summarized in the following table. Some of the amounts below represent the opportunity to earn future compensation under performance-based compensation incentives that may be forfeited based on future performance vesting. As a result of mixing compensation paid and contingent compensation, the totals shown in the Summary Compensation Table include amounts that the named executives may never receive.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)[2]	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)[3]	All Other Compensation ($)[4]	Total ($)
John R. Ciulla President and CEO	2018	896,154	-	993,176	1,150,000	(9,300)	182,996	3,213,026
	2017	725,000	-	548,498	875,840	11,500	129,388	2,290,226
	2016	480,000	-	338,603	397,452	6,800	94,511	1,317,366
Glenn I. MacInnes EVP and CFO	2018	475,000	-	498,980	485,000	-	105,576	1,564,556
	2017	475,000	-	1,103,526	471,359	-	98,097	2,147,982
	2016	475,000	-	428,566	318,386	-	80,609	1,302,561
Christopher J. Motl EVP, Head of Commercial Banking	2018 2017	423,077 375,000	- -	304,402 775,163	450,000 420,000	(6,400 8,600)	91,844 83,608	1,262,923 1,662,371
Nitin J. Mhatre EVP, Head of Community Banking	2018	375,000	-	304,402	340,000	-	80,223	1,099,625
	2017	375,000	-	331,131	330,230	-	76,775	1,113,136
	2016	375,000	-	632,489	279,129	-	66,087	1,352,705
Charles L. Wilkins EVP, Head of HSA Bank	2018	355,000	-	288,197	347,000	-	69,207	1,059,404

[1]

Amounts shown in this column are based on the grant date fair value related to restricted stock awards made in 2016, 2017 and 2018, in accordance with FASB ASC Topic 718. For 2017, Messrs. MacInnes and Motl, and for 2016 Messr Mhatre, received special retention restricted stock awards which are included in these amounts.

[2]	Amounts shown in this column represent cash awards paid under the performance-based annual incentive plan.

[3]

Webster Bank maintains both a frozen tax-qualified pension plan and a frozen non-qualified supplemental defined benefit plan. Benefit accruals for service and compensation were frozen after December 31, 2007. None of the current NEOs are eligible for the non-qualified supplemental defined benefit plan. The tax-qualified pension plan is described more fully in the Pension Benefits section of this Proxy Statement. The amounts in this column reflect the change in the actuarial present value of the NEOs’ benefits under the tax-qualified pension plan determined using discount rate and mortality assumptions consistent with those used in the Company’s financial statements. Specifically, the assumptions used to value the accumulated benefits at December 31, 2018 consisted of a 4.12% discount rate for the qualified plan versus 3.50% in 2017, and the RP-2014 with MP-2018 Mortality Table. The change in pension value in 2018 is primarily due to the increase in discount rates used to calculate the present value of the benefits and actuarial increases for executives over age 65, if applicable.

[4]

All Other Compensation includes amounts contributed or allocated, as the case may be, to the 401(k) plan (excluding the NEOs’ contributions to the qualified 401(k) plan), the non-qualified supplemental defined contribution plan, dividends paid on unvested restricted stock and on earned performance-based stock awards, the premium on a life insurance policy and any other payments received that are not included in other tables. All Other Compensation items in the Summary Compensation Table include the following amounts.

2018 All Other Compensation
Name	Company Contribution to 401(k) Plan ($)	Supplemental Defined Contribution Plan ($)	Dividends ($)	Premium on Life Insurance Policies ($)
John R. Ciulla	17,500	106,536	49,165	9,495
Glenn I. MacInnes	12,000	35,314	55,767	2,395
Christopher J. Motl	14,750	35,831	32,363	4,560
Nitin J. Mhatre	12,000	23,258	42,700	1,065
Charles L. Wilkins	12,000	21,265	26,496	8,945

Grants of Plan-Based Awards

During the fiscal year ended December 31, 2018, the following table displays all non-equity incentive plan and equity incentive plan awards that were made to the NEOs.

Grants of Plan-Based Awards In 2018
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units (#)	Closing Price on Grant Date ($)	Grant Date Fair Value of Stock and Option Awards[3] ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John R. Ciulla	2/26/2018	405,000	$810,000	1,620,000	1,402	14,019	21,029	4,673	56.58	993,176
Glenn I. MacInnes	2/26/2018	178,125	$356,250	712,500	704	7,043	10,565	2,348	56.58	498,980
Christopher J. Motl	2/26/2018	159,375	$318,750	637,500	430	4,297	6,446	1,432	56.58	304,402
Nitin J. Mhatre	2/26/2018	131,250	$262,500	525,000	430	4,297	6,446	1,432	56.58	304,402
Charles L. Wilkins	2/26/2018	124,250	$248,500	497,000	407	4,068	6,102	1,356	56.58	288,197

[1]

Columns represent the potential payouts to each of the NEOs resulting from an award pursuant to the annual incentive compensation plan, subject to achievement of pre-established performance goals discussed in this Proxy Statement. Actual amounts earned by the NEOs are set forth under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in this Proxy Statement.

[2]

Represents the threshold, target and maximum number of Performance Shares that may vest if performance targets for the 2018 through 2020 performance period are satisfied. Dividends will be deferred on the unearned Performance Shares and will be paid upon conclusion of the performance period to the extent earned.

[3]	Represents the grant date fair value, computed in accordance with FASB ASC Topic 718 of all equity awards granted in 2018.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding option awards and unvested stock awards held by Webster’s NEOs as of December 31, 2018.

Outstanding Equity Awards at Fiscal Year-End 2018
Name	Grant Date	Option Awards			Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Option Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested[1] ($)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[1] ($)
John R. Ciulla	2/22/2012	13,808	23.81	2/22/2022	-	-	-	-
	2/20/2013	15,528	23.00	2/20/2023	-	-	-	-
	3/20/2015	-	-	-	9,000[2]	443,610	-	-
	2/24/2016	-	-	-	861[3]	42,439	7,746[4]	381,800
	2/22/2017	-	-	-	1,628[3]	80,244	7,326[5]	361,099
	2/26/2018	-	-	-	4,673[3]	230,332	14,019[5]	690,997
Glenn I. MacInnes	2/22/2012	11,567	23.81	2/22/2022	-	-	-	-
	2/20/2013	22,828	23.00	2/20/2023	-	-	-	-
	2/24/2016	-	-	-	1,090[3]	53,726	9,804[4]	483,239
	2/22/2017	-	-	-	1,612[3]	79,455	7,250[5]	357,353
	2/22/2017	-	-	-	10,000[6]	492,900	-	-
	2/26/2018	-	-	-	2,348[3]	115,733	7,043[5]	347,149
Christopher J. Motl	2/20/2013	2,353	23.00	2/20/2023	-	-	-	-
	2/24/2016	-	-	-	454[3]	22,378	4,085[4]	201,350
	3/4/2016	-	-	-	2,000[7]	98,580	-	-
	1/11/2017	-	-	-	10,000[2]	492,900	-	-
	2/22/2017	-	-	-	694[3]	34,207	3,122[5]	153,883
	2/26/2018	-	-	-	1,432[3]	70,583	4,297[5]	211,799
Nitin J. Mhatre	2/22/2012	14,239	23.81	2/22/2022	-	-	-	-
	2/20/2013	16,040	23.00	2/20/2023	-	-	-	-
	2/24/2016	-	-	-	772[3]	38,052	6,945[4]	342,319
	2/24/2016	-	-	-	10,000[2]	492,900	-	-
	2/22/2017	-	-	-	983[3]	48,452	4,423[5]	218,010
	2/26/2018	-	-	-	1,432[3]	70,583	4,297[5]	211,799
Charles L. Wilkins	1/2/2015	-	-	-	4,444[8]	219,045	-	-
	2/24/2016	-	-	-	609[3]	30,018	5,481[4]	270,158
	2/22/2017	-	-	-	931[3]	45,889	4,187[5]	206,377
	2/26/2018	-	-	-	1,356[3]	66,837	4,068[5]	200,512

[1]	Market value calculated by multiplying the closing market price of Webster’s Common Stock on December 31, 2018, which was $49.29, by the number of shares of stock.

[2]

The restricted stock award will vest and be transferrable one-fourth on the third anniversary of the grant; one-fourth on the fourth anniversary of the grant; and the remaining one-half will vest and be transferrable on the fifth anniversary of the grant.

[3]

The restricted stock award will vest and be transferrable one-third on the first anniversary of the grant; one-third on the second anniversary of the grant; and the final third will vest and be transferrable on the third anniversary of the grant.

[4]	The performance criteria was met after the close of the performance period on December 31, 2018. The performance value was 129% and will be awarded in February 2019.

[5]	The performance criteria will be evaluated after the December 31st close of the final year of the three-year performance period.

[6]

The restricted stock award will vest and be transferrable one-fourth on the second anniversary of the grant; one-fourth on the third anniversary of the grant; and the remaining one-half will vest and be transferrable on the fourth anniversary of the grant.

[7]	The restricted stock unit award will vest entirely on the third anniversary of the grant.

[8]	The restricted stock award will vest and be transferable one-half on third anniversary of the grant; and the remaining half will vest and be transferable on the fifth anniversary of the grant.

Option Exercises and Stock Vested

The table below sets forth the number of shares of stock acquired in fiscal 2018 upon the exercise of stock options awarded to the NEOs and as a result of the vesting of shares of restricted stock awarded to the NEOs under Webster’s compensatory equity programs.

Option Exercises and Stock Vested in 2018
	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[1] ($)
John R. Ciulla	-	-	15,211	860,157
Glenn I. MacInnes	-	-	15,381	868,867
Christopher J. Motl	-	-	6,004	339,207
Nitin J. Mhatre	-	-	10,816	610,892
Charles L. Wilkins	-	-	11,477	647,092

[1]

Value realized calculated by multiplying the number of shares vesting by the fair market value of Webster’s Common Stock on the vesting date. Stock awards vested include additional shares received by all NEOs for the 2015 Performance Awards that were earned and distributed in 2018. The performance result was 131% resulting in a 31% increase in shares distributed over the target grant.

Pension Benefits

The following table shows the present value of accumulated benefits payable to each of the eligible NEOs, including the number of years of service credited to each such NEO, under the frozen pension plan as of December 31, 2018. The accumulated benefit value is based upon the benefit that is payable at the NEOs’ Normal Retirement Age (65) with actuarial increases for executives over age 65, if applicable.

2018 Pension Benefits
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
John R. Ciulla	Webster Bank Pension Plan	4	87,900
Christopher J. Motl	Webster Bank Pension Plan	4	45,900

Webster Bank maintains a frozen pension plan for eligible employees of Webster Bank and affiliated companies that have adopted the plan. Pension benefits were frozen as of December 31, 2007. Thus, service and compensation after this date will not be used in calculating a benefit from this plan.

The pension plan is a qualified plan under the IRC and complies with the requirements of the Employee Retirement Income Security Act of 1974, as amended. All employees hired before January 1, 2007 were eligible to participate in the pension plan upon attaining age 21 and completing one year of service.

Benefits under the pension plan are funded solely by contributions made by Webster Bank. Under the pension plan’s benefit formula, a participant’s monthly normal retirement benefit will equal the sum of: (a) his or her accrued benefit as of December 31, 1986 (adjusted through August 31, 1996 to reflect certain future increases in compensation), plus (b) the sum of 2% of the participant’s monthly compensation for each year of credited service beginning on or after January 1, 1987 through August 31, 2004, plus (c) the sum of 1.25% of the participant’s monthly compensation if the participant has less than 10 years of credited service at the beginning of the year, or 1.50% of the participant’s monthly compensation if the participant has 10 or more years of credited service at the beginning of the year, for each year of credited service beginning on or after September 1, 2004 through December 31, 2007. In general, benefits may not be based on more than 30 years of credited service. The normal form of benefit is a life annuity for the participant’s lifetime. A pension plan participant becomes 100% vested in the benefits under the pension plan upon completion of five years of service. Benefit payments to a participant or beneficiary may commence upon a participant’s early retirement date (age 55), normal retirement date (age 65), deferred retirement date or death. Benefits payable at early retirement date are reduced 1/15th each year for the first five years and 1/30th each year for the next five years before normal retirement date.

Non-Qualified Deferred Compensation

Effective January 1, 2012, Webster suspended the ability of participants to defer any base pay or bonus into a non-qualified deferred compensation plan. All outstanding deferred compensation accounts are payable upon death, disability, termination of service or a specified date after the year of deferral. Distribution elections may be paid in a lump sum or in ten annual installments, except in the case of disability, where lump sum distribution is required. None of the NEOs participated in this deferred compensation plan.

Webster maintains a non-qualified supplemental defined contribution plan which provides supplemental employer match contributions that are not available under the qualified 401(k) plan because annual compensation in excess of $275,000 in 2018 (subject to cost of living increases) may not be used in the calculation of retirement benefits under the IRC and because annual contributions to the qualified plan that can be matched by the employer are subject to a maximum of $18,500 in 2018 (subject to cost of living increases).

The following table shows the contributions to and the earnings in each NEO’s account under Webster’s non-qualified deferred compensation plans for the fiscal year ended December 31, 2018. There were no distributions from any NEO’s accounts.

2018 Non-Qualified Deferred Compensation

Name	Registrant Contributions in Last FY1 ($)	Aggregate Earnings in Last FY2 ($)	Aggregated Balance at Last FYE ($)
John R. Ciulla	106,536	1,544	362,703
Glenn I. MacInnes	35,314	1,876	164,572
Christopher J. Motl	35,831	(2,220)	65,707
Nitin J. Mhatre	23,258	1,609	134,122
Charles L. Wilkins	21,265	(3,573)	73,193

[1]	The amounts in this column are reported as supplemental defined contribution plan contributions in “All Other Compensation” column in the Summary Compensation Table in this Proxy Statement.

[2]	The amounts in this column show the investment gain or loss for each NEO during 2018, based on the investment choices selected by each NEO.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of Webster’s employees and the annual total compensation of John R. Ciulla, Webster’s President and CEO. The pay ratio was calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2018, our last completed fiscal year, we determined that the annual median total compensation of all our employees who were employed as of December 31, 2018, other than our President and CEO was $64,328; the annual total compensation of our President and CEO was $3,213,026; and the ratio of these amounts was 50 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our President and CEO, we took the following steps:

•

We determined that, as of December 31, 2018, our employee population consisted of 3,319 individuals with all of these individuals located in the United States. This population consisted of our full-time, part-time, and seasonal employees.

•

While not required, the Company chose to recalculate the median employee for 2018. To do this, we compared the amount of salary, overtime and other premium pay, and bonus payments of our employee population as reflected in our payroll records.

•

Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. The difference between such employee’s salary, overtime and other premium pay, and bonus payments and the employee’s annual total compensation represents the value of such employee’s equity awards, dividends, 401k matching employer contributions, change in defined pension value and any other compensation, to the extent that such employee received or is eligible for these compensation elements.

•	With respect to the annual total compensation of our President and CEO, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table included in this Proxy Statement.

Potential Payments on Termination following Executive Severance

Under Webster’s Non-Competition Agreement with each NEO, if Webster terminates the executive without Cause (and under circumstances in which payment would not be due under the Change in Control Agreements), severance benefits become payable. The executive’s severance benefits for involuntary termination without Cause are (a) a lump sum payment equal to the sum of the executive officer’s then current annual base salary and the prorated amount of any target bonus to be paid pursuant to Webster’s annual incentive compensation plan during the then current fiscal year, and (b) subject to certain limitations, continued medical and dental coverage for the shorter of one year or until the executive officer accepts other employment on a substantially full time basis if earlier. The executive’s receipt of the foregoing severance payments and benefits is conditioned upon the executive entering into a general release and waiver in favor of Webster, and in consideration of the payment the executive agrees to a one-year non-competition and non-solicitation covenant.

Assuming a December 31, 2018 termination event of involuntary termination without Cause, the aggregate value of the payments and benefits to which each NEO would be entitled would be as follows:

Payments Due Upon Executive Severance

Name	Salary and Bonus ($)	Benefits and Health Programs ($)	Value of Accelerated Equity[1] ($)	Total Payments ($)
John R. Ciulla	1,710,000	$17,639	1,043,072	2,770,711
Glenn I. MacInnes	831,250	$13,015	1,087,428	1,931,693
Christopher J. Motl	743,750	$17,601	656,817	1,418,168
Nitin J. Mhatre	637,500	$17,601	872,790	1,527,891
Charles L. Wilkins	603,500	$11,838	619,901	1,235,239

[1]

If an NEO is terminated under the Executive Severance Plan, the portion of equity awards granted under Webster’s Amended and Restated 1992 Stock Option Plan that are outstanding immediately prior to the termination shall become fully vested and exercisable based on the length of time worked since the grant date (provided that they have been held for a period of one year).

Potential Payments on Termination following Change in Control

Historically, Webster has entered into Change in Control Agreements and Non-Competition or Non-Solicitation Agreements with its NEOs, which provide post-termination payments to the NEOs.

Change in control provisions benefit Webster’s shareholders by assisting with retention of executives during rumored and actual change in control activity when continuity is a key factor in preserving the value of the business. Other termination benefits are provided based on the time needed by executives of that level to find new employment and to facilitate changes in key executives as needed.

Webster has entered into a Change in Control Agreement with each of the NEOs. Pursuant to the Change in Control Agreements, each NEO is eligible to receive payments and other benefits, subject to the conditions described below, in the event the executive is terminated during the two year period following a change in control. A change in control is defined by the agreements as:

•

with certain exceptions, the acquisition by any person of beneficial ownership of 20% or more of either (i) the outstanding shares of the Common Stock or (ii) the combined voting power of the outstanding voting securities of Webster entitled to vote generally in the election of directors;

•

individuals who, as of the date of each executive’s agreement, constituted the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors, except for individuals subsequently joining the Board who are approved by at least a majority of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board of Directors;

•	generally, consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Webster (with certain standard exceptions); or

•	approval by the shareholders of a complete liquidation or dissolution of Webster.

Payments and Benefits - The payments and benefits payable to the NEOs under the Change in Control Agreements are as follows:

•

Death or Disability - If an executive’s employment is terminated by reason of death or disability (defined as the absence of the executive from his or her duties on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness determined to be total and permanent), following a change in control, the executive, or the executive’s estate, as the case may be, is entitled to receive the executive’s accrued salary, bonus, deferred compensation (together with accrued interest or earnings thereon), any accrued vacation pay plus any other amounts or benefits required to be paid or provided to the executive under any agreement or plan of Webster and its affiliated companies.

•

Cause - If an executive’s employment is terminated for Cause following a change in control, the Change in Control Agreement terminates and the executive is entitled to receive only his or her annual base salary through the date of termination, the amount of any compensation previously deferred by the executive and any other amounts or benefits required to be paid or provided to the executive under any agreement or plan of Webster and its affiliated companies. Cause is defined as:

o

the willful and continued failure by the executive to perform substantially the executive’s duties with Webster or one of its affiliates (other than a failure resulting from incapacity due to physical or mental illness), after written demand for performance is delivered to the executive by the Chief Executive Officer, or

o	the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to Webster.

•

For Good Reason or Other than for Cause, Death or Disability - Executives are entitled to certain payments and continued benefits in the event of a termination following a change in control other than for Cause, Death or Disability, or in the event the executive terminates his or her employment for “Good Reason.” Good Reason is defined as:

o

the assignment to the executive of duties inconsistent with the executive’s position, authority, duties or responsibilities resulting in a diminution in such position, authority, duties or responsibilities;

o	the failure by Webster to comply with the compensation terms of the executive’s change in control agreement;

o

a material change in the office or location at which the executive is primarily based or Webster’s requiring the executive to travel on Company business to a substantially greater extent than required immediately prior to the change in control;

o	the termination by Webster of the executive’s employment other than expressly as permitted by the change in control agreement; or

o	the failure by Webster to require that any successor assume, and perform according to, the executive’s change in control agreement.

In the event of a termination under a Good Reason or Other than for Cause, Death or Disability upon Change in Control, the executive is entitled to:

•	the executive’s base salary through the termination date to the extent not previously paid;

•	a bonus based on the target bonus in effect for the executive;

•	any previously deferred compensation and accrued vacation pay;

•	an amount equal to three times the sum of the executive’s base salary and bonus for Mr. Ciulla and two times for the other NEOs;

•

the additional amounts that would have been contributed or credited to his or her 401(k) accounts in both the qualified and supplemental 401(k) plans if the executive’s employment had continued for three years after the date of termination for Mr. Ciulla and two years for the other NEO’s, based on the compensation amounts that would have been required to be paid to him or her under the change of control agreement;

•	the amount equal to the cost for continued benefits for the executive and his or her family for a period of three years following termination for Mr. Ciulla and two years for the other NEOs;

•	outplacement services; and

•	any other amounts or benefits to which he or she is entitled under any agreement or plan of Webster and its affiliated companies.

The NEOs are not entitled to any gross-up payment in the event they would be subject to excise tax under Section 4999 of the IRC (relating to excess parachute payments).

Assuming a December 31, 2018 termination event following a Change in Control, the aggregate value of the payments and benefits to which each NEO would be entitled in the event of termination other than for Cause, Death or Disability, or in the event the executive terminates employment for Good Reason would be as follows:

Payments Due Upon Involuntary Termination Not for Cause or Termination for Good Reason following Change In Control[1]
Name	Salary and Bonus ($)	Qualified and Non-qualified 401(k) Contribution Equivalents ($)	Benefits and Health Programs ($)	Value of Accelerated Equity[2] ($)	Total Payments ($)
John R. Ciulla	5,130,000	372,108	132,847	1,309,192	6,944,147
Glenn I. MacInnes	1,662,500	94,628	81,652	1,466,673	3,305,453
Christopher J. Motl	1,487,500	101,162	95,067	1,003,298	2,687,027
Nitin J. Mhatre	1,275,000	70,516	87,989	1,139,733	2,573,238
Charles L. Wilkins	1,207,000	66,530	92,188	771,487	2,137,205

[1]	Does not reflect potential modified cut-back in the event the executive exceeds the safe harbor limit.

[2]

In the event of a change in control, if an NEO is terminated, all equity awards granted under Webster’s Amended and Restated 1992 Stock Option Plan that are outstanding immediately prior to the change in control shall become fully vested and exercisable (provided that they have been held for a period of one year).

Risk Assessment Disclosure

The Compensation Committee has discussed, evaluated and reviewed each compensation program applicable to Webster’s NEOs and other employees. The Compensation Committee concluded that Webster’s compensation programs do not incentivize excessive risk taking by its NEOs or other employees. The Compensation Committee furthermore concluded that the structure provides appropriate incentives to balance risk and reward, provides sufficient risk controls and aligns the interests of its employees with those of shareholders.

The following features of the compensation programs, agreements and organizational structure restrain risk taking to acceptable levels and strongly discourage the manipulation of earnings for personal gain:

•

The “clawback” feature applicable to NEOs and certain other executives encourages executives and staff to maintain accurate books and records and comply with relevant accounting policies. Under the “clawback,” any bonus or incentive compensation for executives is subject to recovery by Webster if such compensation is based on criteria that are later shown to be materially inaccurate, without regard to whether the inaccuracy arose from any misconduct.

•	The vesting elements of the equity awards align the interests of the officers with the long-term health of Webster, the quality of earnings, and the interests of shareholders.

•

The programs include a mix of cash and equity awards, which support an appropriate balance of short-term and long-term risk and reward decision making. Equity awards include a performance element with a payout dependent upon achieving designated goals.

•

Strong governance structure, which includes key elements such as a code of conduct and ethics policy, various risk management and board committees, and a new activity process with embedded risk controls and executive approvals.

•	Risk function reports outside of the lines of business and the pay of risk managers is not determined by the businesses they evaluate.

•	Stock ownership requirements that align executive officers with the interests of the shareholders.

•	Strong independent internal credit oversight and quality controls.

•	Shared accountability for incentive design, budget and payout with oversight by the Incentive Compensation Oversight Committee and the Compensation Committee with input from the Chief Risk Officer.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Messrs. Morse (Chair), Atwell, Becker and Ms. Flynn. No person who served as a member of the Compensation Committee during 2018 was a current or former officer or employee of Webster or any of its subsidiaries or, except as disclosed below, engaged in certain transactions with Webster required to be disclosed by regulations of the SEC. Additionally, there were no compensation committee “interlocks” during 2018, which generally means that no executive officer of Webster served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of Webster.

From time to time, Webster Bank makes loans to its directors and executive officers and related persons and entities for the financing of homes, as well as home improvement, consumer and commercial loans. These loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to Webster or Webster Bank, and neither involve more than normal risk of collectability nor present other unfavorable features.

Policies and Procedures Regarding Transactions with Related Persons

Pursuant to Webster’s Code of Business Conduct and Ethics, any transactions between Webster and a Webster affiliate, director, employee, an immediate family member of a Webster director or employee or business entities in which a Webster director or employee or an immediate family member of a Webster director or employee is an officer, director and/or controlling shareholder must be conducted at arm’s length. Prior approval of the Board of Directors for any such transactions are governed by Federal Reserve Regulation O, and the related person’s interest in any such transaction requiring Board action must be disclosed to the Board prior to any action being taken. Any consideration paid or received by Webster in such a transaction must be on terms no less favorable than terms available to an unaffiliated third party under similar circumstances. Any interest of a director or officer in such transactions that do not require prior Board approval shall be reported to the Board of Directors at least annually.

Audit Committee Report

The Company’s Audit Committee currently has five members, Mses. Osar (Chair), Hayles and States, and Messrs. Crawford and Pettie. As of the date of the Proxy Statement, each of the Committee members is an “independent director” under the New York Stock Exchange rules. The Audit Committee’s responsibilities are described in a written charter that was adopted by the Company’s Board of Directors.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2018 with Webster’s management. The Audit Committee has discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1300, “Auditor Communications” issued by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received the written disclosures and letter from KPMG LLP required by applicable requirements of the PCAOB, and has discussed with KPMG LLP the independence of KPMG LLP. Based on the review and discussions described in this paragraph, the Audit Committee recommended to Webster’s Board of Directors that the Company’s audited consolidated financial statements for the year ended December 31, 2018 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the Securities and Exchange Commission.

Audit Committee

Karen R. Osar (Chair)

John J. Crawford

E. Carol Hayles

Mark Pettie

Lauren C. States

STOCK OWNED BY MANAGEMENT

The following table sets forth information as of February 1, 2019 with respect to the amount of Webster Common Stock beneficially owned by each director of Webster, each nominee for election as a director, each of the NEOs and by all directors and executive officers of Webster as a group.

Name and Position(s) with Webster	Number of Shares and Nature of Beneficial Ownership [1]	Percent of Common Stock Outstanding
William L. Atwell Director	18,272	*

Joel S. Becker Director	72,272	*

John R. Ciulla President and Chief Executive Officer	96,078	*

John J. Crawford Director	20,415	*

Elizabeth E. Flynn Director	18,065	*

E. Carol Hayles Director	1,616	*

Glenn I. MacInnes Executive Vice President and Chief Financial Officer	126,597	*

Nitin J. Mhatre Executive Vice President, Head of Community Banking	68,234	*

Laurence C. Morse Director	30,794	*

Christopher J. Motl Executive Vice President, Head of Commercial Banking	24,978	*

Karen R. Osar Director	25,164	*

Mark Pettie Director	36,081	*

James C. Smith Chairman	692,931	*

Lauren C. States Director	3,526	*

Charles L. Wilkins Executive Vice President, Head of HSA Bank	18,579	*

All Directors and Executive Officers as a group (20 persons)	1,412,962	1.53%

*	Less than 1% of Common Stock outstanding.

[1]

In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended for purposes of this table, a person is deemed to be the beneficial owner of any shares of Common Stock if such person has or shares voting power and/or investment power with respect to the security, or has the right to acquire beneficial ownership at any time within 60 days from February 1, 2019. As used herein, “voting power” includes the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

The table includes shares owned by spouses, other immediate family members and others over which the persons named in the table possess shared voting and/or shared investment power as follows:

Mr. Crawford, 1,200 shares; Mr. Smith, 16,252 shares; and all directors and executive officers as a group, 17,452 shares. The table also includes the following: 347,057 shares subject to outstanding options which are exercisable within 60 days from February 1, 2019; 17,982 shares held in the 401(k) Plan; 12,245 shares purchase through the Employee Stock Purchase Plan held by Fidelity Investments; and 96,024 shares of restricted stock that were not vested as of February 1, 2019.

Outstanding options reflected in the table were held as follows: Mr. Ciulla, 29,336 shares; Mr. MacInnes, 34,395 shares; Mr. Mhatre, 30,279 shares; Mr. Motl, 2,353 shares; and Mr. Smith, 221,800. Also reflected are 113,895 shares of phantom stock held by Mr. Smith in the Webster Bank Deferred Compensation Plan for Directors and Officers.

PRINCIPAL HOLDERS OF VOTING SECURITIES OF WEBSTER

The following table sets forth information as of January 31, 2019 with respect to the beneficial ownership of Common Stock by any person or group as defined in Section 13(d)(3) of the Exchange Act who is known to the Company to be the beneficial owner of more than five percent of the Common Stock.

Name and Addresses of Beneficial Owners	Number of Shares; Nature of Beneficial Ownership [1]		Percent of Common Stock Owned
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	8,652,358	[2]	9.40%

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	8,884,071	[3]	9.63%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	9,677,199	[4]	10.40%

[1]

Based on information in the most recent Schedule 13D or 13G filed with the Securities and Exchange Commission pursuant to the Exchange Act, unless otherwise indicated. In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if such person has or shares voting power and/or investment power with respect to the security, or has the right to acquire beneficial ownership at any time within 60 days from January 31, 2019. As used herein, “voting power” includes the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

[2]	BlackRock, Inc. reported that it had sole voting and sole dispositive power over 8,284,151 and 8,652,358 shares, respectively.

[3]

The Vanguard Group reported that it had sole voting power over 43,780 shares and sole dispositive power over 8,838,565 shares and shared voting power and shared dispositive power over 10,413 and 45,506 shares, respectively.

[4]	T. Rowe Price Associates, Inc. reported that it had sole voting power over 2,622,684 shares and sole dispositive power over 9,677,199 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Webster’s directors, certain officers and persons who own more than 10 percent of its Common Stock to file with the Securities and

Exchange Commission initial reports of ownership of Webster’s equity securities and to file subsequent reports when there are changes in such ownership. Based on a review of reports submitted to Webster, the Company believes that during the fiscal year ended December 31, 2018, all Section 16(a) filing requirements applicable to Webster’s directors, officers and more than 10% owners were complied with on a timely basis.

NON-BINDING, ADVISORY VOTE REGARDING THE COMPENSATION OF THE NAMED

EXECUTIVE OFFICERS OF WEBSTER

(Proposal 2)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), requires Webster to provide its shareholders an opportunity to vote to approve, on a non-binding, advisory basis, the compensation of its named executive officers (“NEOs”) as disclosed in this Proxy Statement. At the 2017 Annual Meeting of Shareholders, Webster’s shareholders voted on a non-binding, advisory basis to hold a non-binding, advisory vote on the compensation of NEOs of Webster annually. In light of the results, the Board of Directors determined to hold the vote annually.

The compensation of our NEOs is disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure contained on pages 18-41 of this Proxy Statement As discussed in those disclosures, the Board of Directors believes that Webster’s executive compensation philosophy, policies and procedures provide a strong link between each NEO’s compensation and Webster’s short and long-term performance. The objective of Webster’s executive compensation program is to provide compensation which is competitive, variable based on Webster’s performance, and aligned with the long-term interests of shareholders.

Webster is asking its shareholders to indicate their support for its NEO compensation as described in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives Webster’s shareholders the opportunity to express their views on the compensation of Webster’s NEOs. Accordingly, shareholders are being asked to vote “FOR” the following resolution:

“RESOLVED, that the shareholders of Webster Financial Corporation approve, on an advisory basis, the compensation of the named executive officers, as described in the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure contained on pages 18-41 of this Proxy Statement.”

Your vote on this Proposal 2 is advisory, and therefore not binding on Webster, the Compensation Committee or the Board of Directors. The Board of Directors and Compensation Committee value the opinions of Webster’s shareholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, Webster will consider its shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

A majority of the votes present in person or represented by proxy at the Annual Meeting is required to approve Proposal 2. Abstentions and broker non-votes will have no effect on the vote for this proposal. If no voting instructions are given, the accompanying proxy will be voted for this Proposal 2.

The Board of Directors recommends that the shareholders vote FOR the approval of the compensation of Webster’s named executive officers, as described in the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure contained on pages 18-41 of this Proxy Statement.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 3)

The Board of Directors, upon the recommendation of the Audit Committee, has approved the appointment of KPMG LLP (“KPMG”) to serve as the independent registered public accounting firm for Webster for the year ending December 31, 2019. KPMG audited Webster’s financial statements for the year ended December 31, 2018, and has been retained as Webster’s independent registered public accounting firm since 2013.

The Audit Committee annually reviews the performance, qualifications and experience of the independent registered public accounting firm and makes a recommendation to the Board as to the appointment or discharge of such firm. The Audit Committee is responsible for the audit fee negotiations associated with the retention of the independent registered public accounting firm.

The Audit Committee annually reviews the engagement of the independent registered public accounting firm to ensure the rotation of the lead (or coordinating) audit partner every five years and other audit partners every seven years, and considers whether there should be regular rotation of the audit firm itself. The Audit Committee and its chairperson are directly involved in the selection of the independent registered public accounting firm’s new lead (or coordinating) engagement partner.

The members of the Audit Committee and the Board of Directors believe that the continued retention of KPMG to serve as Webster’s independent registered public accounting firm is in the best interest of Webster and its shareholders.

Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of KPMG, an independent registered public accounting firm, to audit the consolidated financial statements of Webster for the year ending December 31, 2019 and the internal control over financial reporting of Webster as of December 31, 2019. No determination has been made as to what action the Board of Directors would take if Webster’s shareholders do not ratify the appointment.

Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of the majority of the votes cast is required to ratify the appointment of KPMG as Webster’s independent registered public accounting firm for the year ending December 31, 2019.

Representatives of KPMG are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors recommends that shareholders vote FOR ratification of the appointment of KPMG LLP as Webster’s independent registered public accounting firm for the year ending December 31, 2019.

Auditor Fee Information

The following table presents the aggregate fees and expenses incurred by Webster for professional audit services rendered by KPMG in connection with their audit of Webster’s annual financial statements for the years ended December 31, 2018 and December 31, 2017, respectively, and fees billed for other services rendered during those periods.

	Fiscal 2018	Fiscal 2017
Audit Fees[1]	$2,203,800	$2,086,433
Audit-Related Fees[2]	139,100	135,000
Tax Fees[3]	648,203	414,514
All Other Fees[4]	-	-

Total	$2,991,103	$2,635,947

[1]

Audit Fees consist of fees billed for professional services rendered for the audit of Webster’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the respective independent public accounting firm in connection with statutory and regulatory filings or engagements. Audit Fees also include activities related to internal control reporting under Section 404 of the Sarbanes-Oxley Act. Fiscal 2017 includes additional services related to corporate equity transaction filings.

[2]

Audit Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Webster’s consolidated financial statements and are not reported under “Audit Fees.” This category includes fees related to financial statement audits of certain employee benefit plans.

[3]	Tax Fees consist of fees billed for professional services rendered for tax compliance and tax advice.

[4]	Other Fees consist of fees for diagnostic services other than for services for which fees were reported as Audit Fees, Audit-Related Fees and Tax Fees.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with Securities and Exchange Commission requirements regarding auditor independence, the Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve up to $100,000 in audit and permissible non-audit services. Any decisions by the Chair of the Audit Committee under this delegated authority will be reported at the next meeting of the Audit Committee. Management is required to report, on a quarterly basis, to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

All engagements of the independent registered public accounting firm to perform any audit services and non-audit services after implementation of the pre-approval policy have been pre-approved by the Audit Committee in accordance with the policy. The pre-approval policy has not been waived in any instance. All engagements of the independent registered public accounting firm to perform any audit services and non-audit services prior to the date the pre-approval policy was implemented were approved by the Audit Committee in accordance with its normal functions, and none of those engagements made use of the de minimus exception to pre-approval contained in the Commission’s rules.

PROPOSED AMENDMENT AND RESTATEMENT OF

EMPLOYEE STOCK PURCHASE PLAN

(Proposal 4)

The shareholders are being asked to consider and vote on a proposal to amend and restate the Webster Financial Corporation Employee Stock Purchase Plan (the “Purchase Plan”). The Board of Directors established the Purchase Plan in 2000, and the shareholders originally approved the Purchase Plan at the 2000 annual meeting. The Purchase Plan was subsequently renewed and amended by the shareholders at the 2010 annual meeting.

Subject to shareholder approval at the Annual Meeting, the Board of Directors has voted to amend and restate the Purchase Plan (i) to increase the total number of shares authorized to be sold to employees to 800,000 shares, subject to periodic adjustments for changes in the outstanding common stock occasioned by stock splits, stock dividends, recapitalizations or other similar changes, (ii) to extend the term of the Purchase Plan from June 30, 2020 to June 30, 2029, and (iii) to make certain additional administrative changes as described further herein.

The purpose of the Purchase Plan is to encourage stock ownership in Webster by employees of Webster and those subsidiaries of Webster designated by the Board of Directors as eligible to participate, thereby enhancing employee interest in the continued success and progress of Webster. The Purchase Plan is designed to qualify as an employee stock purchase plan under Section 423 of the Code. It is Webster’s intention that any shares sold under the Purchase Plan be purchased on the open market so that there is no dilution to shareholders.

Proposed Amendment and Restatement

The Board of Directors has concluded that it is advisable that the Corporation continue to have the ability to offer its employees a stock ownership interest in Webster, which enhances employee interest in the continued success and progress of the Corporation. This objective is served by increasing the number of available shares under, and extending the term of, the Purchase Plan. Accordingly, the Board of Directors has voted, subject to shareholder approval, to amend and restate the Purchase Plan (i) to increase the total number of shares authorized to be sold to employees to 800,000 shares, subject to periodic adjustments for changes in the outstanding common stock occasioned by stock splits, stock dividends, recapitalizations or other similar changes, (ii) to extend the term of the Purchase Plan from June 30, 2020 to June 30, 2029, and (iii) to make certain additional administrative changes, including:

•

To permit earlier participation in the Purchase Plan by new employees by amending the definition of “Employee” to remove the requirement that such person must be employed for at least 90 days prior to being deemed an employee within the meaning of the Purchase Plan;

•

To provide that a participant may increase or decrease the rate of his or her contributions, provided that such changes will not become effective until the offering date of the offering period immediately following the offering period in which the change is received by the Purchase Plan’s recordkeeper (notwithstanding that, at any time during an offering period, a participant may change the rate of his or her contributions during that offering period to zero percent);

•	To remove the process for a participant’s voluntary withdrawal of all contributions credited to his or her account under the Purchase Plan; and

•	To provide that interest earned on contributions to the Purchase Plan will be used by Webster to offset costs related to the Purchase Plan.

Description of the Purchase Plan

A detailed description of the provisions of the Purchase Plan is set forth below. This summary is qualified in its entirety by the detailed provisions of the Purchase Plan, as amended and restated, a copy of which is attached as Annex A to this Proxy Statement, and which has been updated to reflect the proposed amendment and restatement.

Administration. The Board of Directors, or a committee named by the Board, will administer the Purchase Plan. The Board or committee has broad powers to administer and interpret the Purchase Plan.

Eligibility. The Purchase Plan permits employees to purchase Common Stock on the open market through a third-party administrator at a price not greater than fair market value, and for certain offering periods at a discounted price up to the Applicable Percentage (described below). The Purchase Plan also confers possible favorable tax consequences to the participants who make discounted purchases. All of the employees of Webster and of those subsidiaries designated by the Board of Directors who have been employed by Webster or one of its designated subsidiaries for more than five months per year are eligible to participate in any of the offering periods of the Purchase Plan (except that individuals classified as seasonal, temporary, or intern employees or any other classification of employee whose customary employment is for not more than five months in any calendar year shall not be considered an employee for purposes of the Purchase Plan). A participant will not be granted an option under the Purchase Plan if, after receiving the option, that person would own stock or outstanding options possessing 5% or more of the total combined voting power or value of all classes of Webster stock, as determined under the Code, or if the option would permit the employee to purchase stock under

Webster employee stock purchase plans at an accrued rate of more than $25,000 of the fair market value of the stock in that calendar year. As of February 14, 2019, there were approximately 3,400 employees of Webster and Webster Bank and their subsidiaries who would be eligible to participate in the Purchase Plan.

Participation and Exercise of Option. Under the Purchase Plan, eligible employees may elect to participate in the Purchase Plan prior to January 1, April 1, July 1 and October 1 of each year. Payroll deductions shall commence on the first pay date of the offering period. Once an eligible employee elects to participate, the employee will continue to be a participant for subsequent offering periods, provided that an employee may elect to change the rate of his or her contributions during the offering period to zero percent. The offering periods are three-month periods. However, the Board of Directors or committee can change the duration and frequency of the offering periods without shareholder approval, if such change is announced at least fifteen days prior to the scheduled beginning of the first offering period to be affected.

On the first day of each offering period, each participant will receive an option to purchase up to a specified number of shares of stock on the last business day on or before the end of the offering period, which is referred to as the exercise date. Upon enrollment in the Purchase Plan, the participant will authorize a payroll deduction, on an after-tax basis, in an amount of not less than one percent and not more than ten percent of the participant’s base pay on each payroll date.

Unless the participant’s employment terminates before the end of an offering period, the participant’s option for the purchase of shares will be exercised automatically on each exercise date, and the participant’s accumulated payroll deductions will be used to purchase the maximum number of full shares available under the option. Shares will be purchased on the open market. The exercise price for the shares will come from the accumulated payroll deductions credited to the participant’s account under the Purchase Plan. If the participant’s account does not have enough cash to purchase at least one share on the exercise date, then such cash amount will remain in the participant’s account and be carried forward for use in subsequent purchases. Webster will not pay any interest on funds withheld.

Delivery. Fidelity Investments will administer the Purchase Plan. During enrollment, each participant will complete online enrollment to establish a Fidelity individual brokerage account. Once shares are purchased, they will be deposited to the participant’s individual brokerage account. The participant will not be able to sell or otherwise transfer the shares for a period of twelve months. At any time after twelve months from the date a participant buys shares under the Purchase Plan, the participant can sell or otherwise transfer the shares. Any dividends on shares will be deposited to the participant’s account. The delivery provisions of the Purchase Plan apply to participants who have a continuous status as an employee, as well as to participants who, subsequent to an offering period in which they exercised an option to purchase shares of Common Stock, have terminated employment with Webster.

Maximum Purchase. The maximum number of shares that can be purchased during each offering period by a participant is 1,000 shares, subject to change by the Board of Directors or the Corporation.

Option Pricing and Annual Limit. The option price per share of the shares offered in a given offering period is determined by the Board of Directors, provided that the price will be not less than eighty-five percent and not more than one hundred percent (the “Applicable Percentage”) of the fair market value of a share on the exercise date, and will be established by the Board of Directors at least fifteen days before the scheduled beginning of the first Offering Period to which the Applicable Percentage will apply.

As required by the Code, no participant may receive an option under the Purchase Plan for shares that have a fair market value in excess of $25,000 for any calendar year in which the option is outstanding, determined at the time the participant receives the option grant.

Transfer; Termination of Employment; Death. No participant can assign or transfer payroll deductions or rights regarding the exercise of options granted under the Purchase Plan, other than by will or by the laws of descent and distribution or as provided under the Purchase Plan. During the lifetime of a participant, only the participant can exercise the option. The participant must give Webster notice of any disposition of shares within two years after the date of a grant of the option pursuant to which the shares were purchased. Upon termination of a participant’s employment for any reason, not including a leave of absence of up to 90 days, Webster will return the participant’s accumulated payroll deductions and the participant will not have the right to purchase any additional shares under the Purchase Plan. If a participant dies, the participant’s beneficiary, determined under the Purchase Plan, will be paid the deceased participant’s accumulated payroll deductions and any shares in the participant’s account will be distributed to the beneficiary.

Termination of Purchase Plan. The Board of Directors or committee will determine when to end the Purchase Plan, but no options can be granted after June 30, 2029. Under circumstances of dissolution or liquidation of Webster the offering period will terminate. Upon a merger of Webster with or into another company or upon a sale of all or substantially all of Webster’s assets, the Purchase Plan and the options outstanding under it will be assumed or an equivalent option will be substituted by the successor corporation, unless the Board of Directors gives notice that it will shorten the offering period then in progress by setting a new exercise date. In the event of a termination of the Purchase Plan, the last day of an offering that is in progress will be deemed to be the last trading day before the termination and the outstanding options of participating employees will be deemed to be automatically exercised that day.

Effect of Certain Corporate Transactions. The Purchase Plan provides for adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options and the exercise price of outstanding options in the event of any increase or decrease in the number of issued and outstanding shares of common stock as a result of one or more recapitalizations, reclassifications, stock splits, combinations of shares, exchanges of shares, stock dividends, or other distribution payable in capital stock, or other increase or decrease in shares; provided, however, that conversion of any convertible securities of Webster will be “effected without receipt of consideration.”

Amendment. The Board of Directors may amend the Purchase Plan at any time, provided that no amendment may change any option previously granted in a way that adversely affects the rights of the holder of the option and, without shareholder approval, the Board of Directors may not increase the maximum number of shares available for purchase under the Purchase Plan or amend the requirements as to the corporations or class of corporations whose employees are eligible to purchase stock under the Purchase Plan.

Other Rights. Webster shareholders will not have any preemptive rights to purchase or subscribe for the shares reserved for issuance under the Purchase Plan. If any option granted under the Purchase Plan expires or terminates for any reason other than having been exercised in full, the unpurchased shares subject to that option will again be available for purposes of the Purchase Plan.

Shares Previously Purchased Under the Prior Purchase Plan. As of February 14, 2019, there were 214,699 shares purchased under the prior Purchase Plan by eligible employees.

Federal Income Tax Consequences of the Purchase Plan

Options granted under the Purchase Plan are intended to qualify for favorable tax treatment to the employees under Sections 421 and 423 of the Code. Employee contributions are made on an after-tax basis. A participant will not be taxed on the grant or exercise of an option under the Purchase Plan.

A participant will realize gain or loss on Common Stock purchased under the Purchase Plan when the participant sells the shares of Common Stock. If a participant disposes of shares two years or more after the date of the beginning of the offering period in which he or she acquired the shares, and more than one year after purchasing the shares, the participant will recognize as ordinary income the lesser of:

•	the excess of the fair market value of the shares on the date of sale over the price paid for the shares; or

•	the discount, if any, of the fair market value of the shares as of the beginning of the applicable offering period.

Additionally, the participant will recognize a long-term capital gain or loss within the meaning of the Code equal to the difference between:

•	the amount realized from the sale of the shares; and

•	his or her basis in the shares, which normally would be the exercise price paid, plus any amount taxed as ordinary compensation income under the rules described above.

If a participant disposes of shares within two years of the date of the beginning of the offering period in which the participant bought the shares, or within one year after purchasing the shares, whichever is later, the participant would recognize ordinary income equal to (i) the excess of the fair market value of the shares on the applicable Exercise Date over (ii) the price paid for the shares.

If a participant dies while holding shares of stock acquired under the Purchase Plan, the participant’s estate will be subject to tax at ordinary income rates on an amount equal to the lesser of:

•	the excess of the fair market value of the shares on the date of death over the price the participant paid for the shares; or

•	the discount, if any, of the fair market value of the shares as of the beginning of the applicable offering period.

Additionally, the participant would recognize capital gain or loss equal to the difference between the amount realized from the sale and his or her basis in the shares (which would be the original exercise price plus the amount taxed as ordinary income). Webster will not receive an income tax deduction upon either the grant or exercise of the option by a participant, but generally will receive a deduction equal to the ordinary compensation income required to be recognized by a participant as a result of the disposition of the shares, if the shares are disposed of by the participant within two years of the date of the beginning of the purchase period in which the shares were acquired, or within one year after the shares were purchased, whichever is later.

The foregoing is a brief summary of the principal federal income tax consequences of awards under the Purchase Plan. Recipients of options should consult with their own personal tax advisors with respect to grants and transactions in stock acquired under the Purchase Plan.

Required Vote

Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of the majority of the votes cast is required to approve the amendment and restatement of the Purchase Plan.

The Board of Directors recommends a vote FOR approval of the amendment and restatement of the Purchase Plan. If not otherwise specified, proxies will be voted FOR approval.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

FOR INCLUSION IN PROXY STATEMENT

Any proposal which a Webster shareholder wishes to have included in Webster’s Proxy Statement and form of proxy relating to Webster’s 2020 Annual Meeting of Shareholders under Rule 14a-8 of the Securities and Exchange Commission must be received by Webster’s Secretary at 145 Bank Street, Waterbury, Connecticut 06702 by November 23, 2019. Nothing in this paragraph shall be deemed to require Webster to include in its Proxy Statement and form of proxy for the meeting any shareholder proposal which does not meet the requirements of the Securities and Exchange Commission in effect at the time. Any other proposal for consideration by shareholders at Webster’s 2020 Annual Meeting of Shareholders must be delivered to, or mailed to and received by, the Secretary of Webster not less than 30 days nor more than 90 days prior to the date of the meeting if Webster gives at least 45 days’ notice or prior public disclosure of the meeting date to shareholders.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the Annual Meeting. If, however, any other matters not now known properly come before the meeting, the persons named in the accompanying proxy will vote the proxy in accordance with the determination of a majority of the Board of Directors.

By order of the Board of Directors,

James C. Smith
Chairman

Waterbury, Connecticut

March 22, 2019

ANNEX A

WEBSTER FINANCIAL CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

The following constitute the provisions of the Webster Financial Corporation Employee Stock Purchase Plan, as amended and restated effective April 1, 2019.

1.    PURPOSE.

The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.    DEFINITIONS.

(a)    ”Board” or “Board of Directors” shall mean the Board of Directors of the Company, or any duly appointed designee acting on behalf of the Board of Directors of the Company.

(b)    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c)    “Common Stock” shall mean the Common Stock, par value $.01 per share, of the Company.

(d)    “Company” shall mean Webster Financial Corporation, a Delaware corporation.

(e)    “Compensation” shall mean all regular straight time gross earnings and commissions. Compensation shall not include payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, income relating to the purchase of shares of Webster Financial Corporation common stock under the Webster Financial Corporation Executive Stock Purchase Plan, and other compensation.

(f)    “Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

(g)    “Contributions” shall mean all amounts credited to the account of a participant pursuant to the Plan.

(h)    “Designated Subsidiaries” shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(i)    “Employee” shall mean any person, including an Officer, who is employed by the Company or a Designated Subsidiary, and who is customarily employed for more than five (5) months in a calendar year by the Company or one of its Designated Subsidiaries. Individuals classified by the Company or a Designated Subsidiary as a “seasonal”, “temporary”, or “intern” employee, or any other classification of employee whose customary employment is for not more than five (5) months in any calendar year, shall not be considered an Employee for purposes of the Plan.

(j)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(k)    “Exercise Date” shall mean the last business day of each Offering Period of the Plan.

(l)    “Offering Date” shall mean the first business day of each Offering Period of the Plan.

(m)    “Offering Period” shall mean a period of three (3) months commencing on January 1, April 1, July 1 and October 1 of each year except as otherwise indicated by the Company.

(n)    “Officer” shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(o)    “Plan” shall mean the Webster Financial Corporation Employee Stock Purchase Plan.

(p)    “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than fifty percent (50%) of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

3.    ELIGIBILITY.

(a)    An Employee shall become eligible to participate in the Plan effective as of the first Offering Date following his or her employment. An Employee must be an Employee prior to the Offering Date of a given Offering Period in order to be eligible to participate in such Offering Period under the Plan, subject to the requirements of Section 5(a) and the limitations imposed by Section 423(b) of the Code. Therefore, an Employee who is hired, or rehired, during an ongoing Offering Period will not be eligible to participate in the Plan until the following Offering Date, subsequent to his or her date of hire, or date of rehire.

(b)    Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan: (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such an Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary; or (ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.    OFFERING PERIODS.

The Plan shall be implemented by a series of Offering Periods of three (3) months duration, with new Offering Periods commencing on or about January 1, April 1, July 1 and October 1 of each year (or at such other time or times as may be determined by the Board of Directors). The Plan shall continue until terminated in accordance with Section 19 hereof. The Board of Directors of the Company shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected.

5.    PARTICIPATION.

(a)    An eligible Employee may become a participant in the Plan by completing and submitting the online enrollment form on the Plan recordkeeper’s website (or by completing and submitting such other enrollment form in such manner as the Company shall require). The online enrollment form must be completed and submitted prior to the applicable Offering Date, unless a later time for completing and submitting the enrollment form is set by the Board for all eligible Employees with respect to a given Offering Period. The online enrollment form shall set forth the whole number percentage of the participant’s Compensation (which shall be not less than one percent (1%) and not more than ten percent (10%) or such other percentage as may be specified by the Board of Directors and announced at least fifteen (15) days before the first Offering Period to be affected) to be paid as Contributions pursuant to the Plan.

(b)    Payroll deductions shall commence on the first payroll following the Offering Date and shall end on the last payroll paid prior to the Exercise Date of the Offering Period to which the online enrollment form is applicable (unless sooner terminated by the participant as provided in Section 10).

(c)    By enrolling in the Plan, each participant will be deemed to have authorized the establishment of a brokerage account in his or her name at a securities brokerage firm or other financial institution, if approved by the committee in its discretion

6.    METHOD OF PAYMENT OF CONTRIBUTIONS.

(a)    The participants shall elect to have payroll deductions made on each payday during the Offering Period in an amount not less than one percent (1%) and not more than ten percent (10%) (in whole number increments) of such participant’s Compensation on each such payday. All payroll deductions made by a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account.

(b)    At any time, a participant may increase or decrease the rate of his or her Contributions, by completing and submitting a new online enrollment form with the Plan’s record keeper. However, such change in the rate of a participant’s Contributions will not become effective until the Offering Date of the Offering Period immediately following the Offering Period in which the change in rate of Contributions is received by the Plan’s record keeper. Notwithstanding anything herein to the contrary, at any time during an Offering Period, a participant may change the rate of his or her Contributions during that Offering Period to zero percent (0%), by completing and submitting appropriate online documentation with the Plan’s record keeper. If a participant shall change his or her rate of Contributions to zero percent (0%), the change in rate will be effective as soon as administratively practicable. After a participant’s rate of Contributions is changed to zero percent (0%), any subsequent increase in a participant’s rate of Contributions will be subject to this subsection (b).

7.    GRANT OF OPTION.

(a)    On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date a number of shares of the Common Stock determined by dividing such Employee’s Contribution accumulated prior to such Exercise Date and retained in the participant’s account as of the Exercise Date by the “Applicable Percentage” (as defined in subsection (c)) of the fair market value of a share of the Common Stock on the Exercise Date; provided, however, that the maximum number of shares an Employee may purchase during each Offering Period shall be 1,000 shares (or such other number of shares as the Board of Directors of the Company shall determine, if such change is announced at least fifteen (15) days before the scheduled beginning of the first Offering Period to be affected); and provided further, that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12. The fair market value of a share of the Common Stock shall be determined as provided in Section 7(b).

(b)    The option price per share of the shares offered in a given Offering Period shall be the “Applicable Percentage” (as defined in subsection (c)) of the fair market value of a share of the Common Stock on the Exercise Date. The fair market value of the Common Stock on a given date shall be determined by the Board in its discretion based on the closing price of the Common Stock on the Exercise Date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date on which there was a closing price), as reported by the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market or, in the event the Common Stock is listed on a stock exchange, the fair market value per share shall be the closing price on such exchange on the Exercise Date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date on which there was a closing price), as reported in the Wall Street Journal.

(c)    For purposes of this Section 7, the “Applicable Percentage” shall be not less than eighty-five percent (85%) and not more than one hundred percent (100%), and shall be established by the Board of Directors at least fifteen (15) days before the scheduled beginning of the first Offering Period to which the Applicable Percentage shall apply.

8.    EXERCISE OF OPTION.

Unless a participant’s Continuous Status as an Employee has terminated prior to the Exercise Date as provided in Section 10(a), his or her option for the purchase of shares will be exercised automatically on the Exercise Date of the Offering Period, and the maximum number of shares subject to the option will be purchased, as of the Exercise Date, at the applicable option price with the accumulated Contributions in his or her account. The shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the Exercise Date. During his or her lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

9.    DELIVERY.

Fidelity Investments, as agent (the “Agent”) will hold in custody all shares of Common Stock purchased pursuant to the Plan until the later of: (a) the expiration of twelve (12) months following the Offering Date on which such shares of Common Stock were purchased (or such other period as may be specified by the Board of Directors and announced at least fifteen (15) days before the scheduled beginning of the first Offering Period to be affected) (the “Custody Period”); or (b) the receipt of appropriate online instructions from the Employee who purchased such shares to have such shares distributed, as described below. The Agent may hold such shares in stock certificates in nominee names, and may commingle shares held in its custody in a single account or stock certificate, without identification as to individual employees. A participating Employee may, at any time after the expiration of the Custody Period, by online notice, instruct the Agent to have all or part of such shares reissued in the Employee’s own name and have the stock certificate delivered to the Employee or his or her agent, including, but not limited to, direct deposit into a book entry account or brokerage account. During the Custody Period, the Employee will not be entitled to sell or otherwise transfer the shares. Any dividends paid on shares held by the Agent for a participating Employee’s account will be transmitted to the Employee. This Section 9 of the Plan applies to participants who have a Continuous Status as an Employee, as well as to participants who, subsequent to an Offering Period in which they exercised an option to purchase shares of Common Stock, have terminated employment with the Company.

If the participant’s account does not have enough cash to purchase at least one share on the Exercise Date, then such cash amount will remain in the participant’s account and be carried forward for use in subsequent purchases.

10.    TERMINATION OF EMPLOYMENT.

(a)    Upon termination of the participant’s Continuous Status as an Employee prior to the Exercise Date of an Offering Period for any reason, including retirement or death, the Contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 14, and his or her option will be automatically terminated.

(b)    Aside from the death of a participant, termination of a participant’s Continuous Status during an Offering Period pursuant to (a) above will not have any effect upon his or her eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Company.

11.    ACCOUNT.

The Contributions of a participant in the Plan shall be credited to an account. The account shall constitute part of the general assets of the Company until such Contributions are used to purchase shares upon the exercise of an option hereunder and any interest earned by the amounts credited to the account will be the property of the Company and will not be credited to the Employee. The Company will use any interest earned on such Contributions to offset costs related to the Plan.

12.    STOCK.

(a)    The maximum number of shares of the Common Stock which shall be made available for sale under the Plan shall be 800,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 18. If the total number of shares which would otherwise be subject to options granted pursuant to Section 7(a) on the Offering Date of an Offering Period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Employee affected thereby and shall similarly reduce the rate of Contributions, if necessary.

(b)    The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

(c)    Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the “Street Name” of a Company-approved broker.

(d)    Shares to be delivered to a participant under the Plan will consist of shares of Common Stock purchased by the Company in the open market specifically for issuance under the Plan.

13.    ADMINISTRATION.

The Board, or a committee, named by the Board, shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The composition of the committee shall be in accordance with the requirements to obtain or retain any available exemption from the operation of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

14.    DESIGNATION OF BENEFICIARY.

(a)    A participant may file an online designation of a beneficiary who is to receive shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of an Offering Period but prior to delivery to him or her of such shares and cash. In addition, a participant may file an online designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to the Exercise Date of an Offering Period. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b)    Such designation of beneficiary may be changed by the participant (and his or her spouse, if any) at any time by appropriate notice filed online with the Plan’s record keeper. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15.    TRANSFERABILITY.

Neither Contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 14) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

16.    USE OF FUNDS.

All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

17.    REPORTS.

Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees promptly following the Exercise Date, which statements will set forth the amount of Contributions, the per share exercise price, the number of shares purchased, and the remaining cash balance, if any.

18.    ADJUSTMENTS UPON CHANGES IN CAPITALIZATION; CORPORATE TRANSACTIONS.

(a)    Adjustment. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b)    Corporate Transactions. In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date (the “New Exercise Date”). If the Board shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify each participant in writing, at least ten (10) days prior to the New Exercise Date, that the Exercise Date for his or her option has been changed to the New Exercise Date and that his or her option will be exercised automatically on the New Exercise Date, unless prior to such date he or she terminates Continuous Status as provided in Section 10. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the sale of assets or merger.

19.    AMENDMENT OR TERMINATION.

(a)    The Board of Directors of the Company, may at any time terminate or amend the Plan. Except as provided in Section 18, no such termination may affect options previously granted, nor may an amendment make any change in any option theretofore granted which adversely affects the rights of any participant. In addition, to the extent necessary to comply with Rule 16b-3 under the Exchange Act, or under Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain shareholder approval in such a manner and to such a degree as so required.

(b)    Without shareholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures which the Board (or its committee) determines in its sole discretion to be advisable and which are consistent with the Plan.

(c) In the event of a termination of the Purchase Plan, the last day of an offering that is in progress will be deemed to be the last trading day before the termination and the outstanding options of participating employees will be deemed to be automatically exercised that day.

20.    NOTICES.

All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.    CONDITIONS UPON ISSUANCE OF SHARES.

(a)    Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)    As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

(c)    Each participant agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two (2) years after the date of grant of the Option pursuant to which such shares were purchased.

22.    TERM OF PLAN; EFFECTIVE DATE.

The Plan shall become effective as of April 1, 2019 upon its adoption by the Board of Directors of the Company on or prior to that date provided that within one (1) year of the adoption of the Plan by the Board of Directors of the Company, the Plan is approved by the affirmative vote of holders of the majority of the shares present in person or represented by proxy and entitled to vote at a meeting of the shareholders of the Company at which a quorum representing a majority of all outstanding voting stock was, either in person or by proxy, present and voting on the Plan. The Plan shall continue in effect until June 30, 2029, unless sooner terminated under Section 19.

23.    ADDITIONAL RESTRICTIONS OF RULE 16b-3.

The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

Dated the day of , 20 .	WEBSTER FINANCIAL CORPORATION
Witness:

By:

Name:

Title:

WEBSTER PLAZA

145 BANK STREET

WATERBURY, CT 06702

INSTRUCTIONS FOR VOTING BY INTERNET, TELEPHONE OR MAIL

Webster Financial Corporation encourages you to take advantage of convenient voting methods. Please take this opportunity to use one of the three voting methods below. Voting is easier than ever. Proxies submitted by Internet or telephone must be received no later than 11:59 P.M., Eastern Time, on April 24, 2019.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information no later than 11:59 P.M., Eastern Time, on April 24, 2019. Have your proxy card in hand when you access the web site and follow the instructions.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions no later than 11:59 P.M., Eastern Time, on April 24, 2019. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Webster Financial Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above for voting by Internet and, when prompted, indicate that you agree to receive or access future shareholder communications electronically.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E63645-P17206	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

      WEBSTER FINANCIAL CORPORATION

The Board of Directors recommends a vote FOR ALL Nominees:
1.	To elect ten directors to serve for one year terms (Proposal 1).
	Nominees:	For	Against	Abstain

	1a. William L. Atwell	☐	☐	☐

	1b. John R. Ciulla	☐	☐	☐

	1c. John J. Crawford	☐	☐	☐

	1d. Elizabeth E. Flynn	☐	☐	☐

	1e. E. Carol Hayles	☐	☐	☐

	1f. Laurence C. Morse	☐	☐	☐

	1g. Karen R. Osar	☐	☐	☐

	1h. Mark Pettie	☐	☐	☐

	1i. James C. Smith	☐	☐	☐

	1j. Lauren C. States	☐	☐	☐

The Board of Directors recommends a vote FOR the following proposals:	For	Against	Abstain

2. To approve, on a non-binding, advisory basis, the compensation of the named executive officers of the Company (Proposal 2).	☐	☐	☐

3.  To ratify the appointment by the Board of Directors of KPMG LLP as the independent registered public accounting firm of Webster Financial Corporation for the fiscal year ending December 31, 2019 (Proposal 3).

	☐	☐	☐

4. To approve the amendment and restatement of the Employee Stock Purchase Plan (Proposal 4).	☐	☐	☐

The proxies are authorized to vote upon any other business that properly comes before the Annual Meeting or any adjournments thereof, in accordance with the determination of a majority of the Board of Directors of the Company.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E63646-P17206

REVOCABLE PROXY

2019

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Webster Financial Corporation (the “Company”) hereby appoints John J. Crawford, Laurence C. Morse and Karen R. Osar, or any of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 4:00 p.m., Eastern Time, on Thursday, April 25, 2019, at the New Britain Museum of American Art, 56 Lexington Street, New Britain, CT 06052, and at any adjournments of the meeting, for the purposes set forth below. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.

This proxy will be voted as directed by the undersigned shareholder. Unless contrary direction is given, this proxy will be voted FOR the election of all nominees listed (Proposal 1); FOR the approval, on a non-binding, advisory basis, of the compensation of the named executive officers of the Company (Proposal 2); FOR the ratification of the Board of Directors’ appointment of KPMG LLP as the Company’s independent registered public accounting firm (Proposal 3); FOR the approval of the amendment and restatement of the Employee Stock Purchase Plan (Proposal 4); and in accordance with the determination of a majority of the Board of Directors as to other matters. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering either a written notice of revocation of the proxy or a duly executed proxy bearing a later date to the Assistant Secretary of the Company, by re-voting by Internet or telephone, or by attending the Annual Meeting and voting in person. The undersigned shareholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.

Please sign and return the proxy card promptly in the enclosed envelope.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed and dated on the reverse side)